Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

IRONSOURCE LTD.,

SHOWTIME CAYMAN,

SHOWTIME CAYMAN II,

and

THOMA BRAVO ADVANTAGE

dated as of

March 20, 2021

i

ii

iv

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of March 20, 2021, by and among Thoma Bravo Advantage, a Cayman Islands exempted company (“SPAC”), Showtime Cayman, a Cayman Islands exempted company and wholly-owned subsidiary of the Company (“Merger Sub”), Showtime Cayman II, a Cayman Islands exempted company and wholly-owned subsidiary of the Company (“Merger Sub II”) and ironSource Ltd., a company organized under the laws of the State of Israel (the “Company”). SPAC, Merger Sub, Merger Sub II and the Company are collectively referred to herein as the “Parties” and individually as a “Party.”

RECITALS

WHEREAS, SPAC is a blank check company incorporated as an exempted company in the Cayman Islands for the purpose of acquiring one or more operating businesses through a Business Combination (as defined herein).

WHEREAS, Merger Sub is a newly incorporated, wholly owned, direct subsidiary of the Company that was formed for purposes of consummating the transactions contemplated by this Agreement and the other Transaction Agreements (the “Transactions”).

WHEREAS, Merger Sub II is a newly incorporated, wholly owned, direct subsidiary of the Company that was formed for purposes of consummating the Transactions.

WHEREAS, immediately following the Recapitalization (as defined herein), upon the terms and subject to the conditions hereof and in accordance with the Companies Act (as amended) of the Cayman Islands (the “Cayman Companies Law”), at the Closing (as defined herein), Merger Sub will merge with and into SPAC (the “First Merger”), with SPAC surviving the First Merger as a wholly owned subsidiary of the Company (SPAC, as the surviving entity of the First Merger, is sometimes referred to herein as the “Surviving Entity”).

WHEREAS, immediately following the consummation of the First Merger and as part of the same overall transaction, upon the terms and subject to the conditions hereof and in accordance with the Cayman Companies Law, the Surviving Entity will merge with and into Merger Sub II (the “Second Merger” and together with the First Merger, the “Mergers”), with Merger Sub II surviving the Second Merger as a wholly owned subsidiary of the Company (Merger Sub II, as the surviving entity of the Second Merger, is sometimes referred to herein as the “Surviving Company”).

WHEREAS, the board of directors of the Company has unanimously: (a) determined that it is in the best interests of the Company and the Company Shareholders, and declared it advisable, to enter into this Agreement and the other Transaction Agreements to which it is a party; and (b) approved and recommended, among other things, the adoption and approval of this Agreement, the other Transaction Agreements to which it is a party and the other Transactions contemplated hereby and thereby, including the Mergers, by the Company Shareholders.

WHEREAS, the board of directors of Merger Sub has unanimously determined that it is in the best interests of Merger Sub to enter into this Agreement and the other Transaction Agreements to which it is a party and resolved to approve the same.

WHEREAS, the board of directors of Merger Sub II has unanimously determined that it is in the best interests of Merger Sub II to enter into this Agreement and the other Transaction Agreements to which it is a party and resolved to approve the same.

WHEREAS, the Company, in each of its capacity as the sole shareholder of Merger Sub and Merger Sub II, has approved this Agreement and the other Transaction Agreements to which Merger Sub and Merger Sub II, as applicable, is a party and the Transactions contemplated hereby and thereby, including the Mergers, in accordance with applicable Law, upon the terms and subject to the conditions of this Agreement.

WHEREAS, prior to the Closing, the Company shall, subject to obtaining the Company Shareholder Approval, adopt the amended and restated articles of association of the Company in substantially the form attached hereto as Exhibit A (the “A&R AoA”).

WHEREAS, prior to the Closing, the Company shall adopt the modifications to the incentive equity plan in substantially the form attached hereto as Exhibit B (the “Incentive Equity Plan Modifications”) and adopt an employee stock purchase plan in substantially the form attached hereto as Exhibit C (the “ESPP”).

WHEREAS, concurrently with the execution and delivery of this Agreement, the Sponsor, the Company and SPAC have entered into the transaction support agreement attached hereto as Exhibit D (the “Sponsor Support Agreement”).

WHEREAS, concurrently with the execution and delivery of this Agreement, each of the Company Shareholders listed on Annex A attached hereto (collectively, the “Supporting Company Shareholders”) have entered into a transaction support agreement, each attached hereto as Exhibit E (the “Company Shareholder Support Agreements”).

WHEREAS, substantially concurrently with the execution and delivery of this Agreement, the Company shall amend and restate its Shareholders Rights Agreement in the form attached hereto as Exhibit F-1 (the “Amended SRA”), and prior to the Closing, the Company and the Sponsor shall enter into a joinder to the Amended SRA in the form attached hereto as Exhibit F-2 (the “Joinder”).

WHEREAS, for U.S. federal income tax purposes, it is intended that the Mergers qualify as a “reorganization” within the meaning of Section 368(a) of the Code to which each of SPAC, the Company, Merger Sub and Merger Sub II are parties under Section 368(b) of the Code, and this Agreement is intended to constitute a “plan of reorganization” within the meaning of Section 368 of the Code and the Treasury Regulations.

WHEREAS, on or prior to the date hereof, the Company has obtained commitments from certain investors (the “PIPE Investors”) for a private placement and secondary sale of shares of Class A Ordinary Shares (as defined herein) pursuant to the terms of the investment agreements (as amended or otherwise modified from time to time, collectively, the “PIPE Agreements”), in substantially the form attached hereto as Exhibit G, such transactions to be consummated substantially concurrently with the Closing, in accordance with the terms of the PIPE Agreements (the “PIPE Financing”).

WHEREAS, the board of directors of SPAC has unanimously (i) determined that it is in the best interests of SPAC and the shareholders of SPAC, and declared it advisable, to enter into this Agreement, (ii) approved this Agreement and the Transactions, including the Mergers, on the terms and subject to the conditions of this Agreement, and (iii) adopted a resolution recommending to its shareholders the approval of the SPAC Transaction Proposals (as defined herein) (the “SPAC Board Recommendation”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.01 Definitions. For purposes of this Agreement, the following capitalized terms have the following meanings:

“Action” means any action, suit, audit, arbitration or legal, judicial or administrative proceeding (whether at law or in equity) by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise. The term “control” means the ownership of a majority of the voting securities of the applicable Person or the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the applicable Person, whether through ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto; provided that in no event shall any investment fund or portfolio company controlling or under common control with the Sponsor be deemed an Affiliate of the Company or SPAC.

“Aggregate Transaction Proceeds” means an amount equal to (a) the aggregate amount of freely usable cash proceeds available for release to SPAC from the Trust Account in connection with the Transactions (after giving effect to all of the SPAC Shareholder Redemptions, and the payment of all fees and expenses of SPAC in connection with the consummation of the Transactions (including deferred underwriting fees)) plus (b) the aggregate amount of net cash proceeds that have been funded, or that will be funded substantially concurrently with the occurrence of the Closing (solely to the extent actually funded), pursuant to the PIPE Agreements.

“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act of 1977 (“FCPA”), the UK Bribery Act 2010, Sub-chapter 5 of Chapter 9 of Part B of the Israeli Penal Law, 1977 (the “Israeli Bribery Law”), and any other applicable anti-bribery or anti-corruption Laws.

“Base Equity Value” means $10,000,000,000.

“Business Combination” has the meaning ascribed to such term in the SPAC A&R Memorandum and Articles of Association.

“Business Day” means a day other than a Friday, Saturday, Sunday or other day on which commercial banks in New York, New York and Tel Aviv, Israel are authorized or required by Law to close.

“Class A Ordinary Share” has the meaning ascribed to such term in the A&R AoA.

“Class B Ordinary Share” has the meaning ascribed to such term in the A&R AoA.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Cash” means the aggregate amount of all cash and cash equivalents of the Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP. For the avoidance of doubt, cash and cash equivalents shall specifically include marketable securities, short-term deposits, short-term investments, cash held in any jurisdictions, restricted cash, and any uncleared checks and drafts or other wire transfers received or deposited or available for deposit for the account of the Company or its Subsidiaries that are not yet credited to the account of the Company or its Subsidiaries.

“Company Determined Amount” means an amount determined by the Company, following consultation with SPAC, in the Company’s reasonable discretion and specified in the Closing Statement; provided that the Company Determined Amount may not be less than $500,000,000.

“Company Ordinary Shares” means ordinary shares, par value NIS 0.01, of the Company.

“Company Shareholders” means, collectively, the holders of Company Ordinary Shares as of any determination time prior to the First Effective Time, as applicable.

“Company Shareholder Approval” means the vote of holders of ordinary shares of the Company required to approve the Company Transaction Proposals, as determined in accordance with applicable Law and the Organizational Documents of the Company.

“Company Transaction Proposals” means (i) the adoption of this Agreement and approval of the Transactions, including the authorization of the Mergers and the Stock Split, (ii) approval of the A&R AoA and (iii) the adoption and approval of each other proposal reasonably agreed to by SPAC and the Company as necessary or appropriate in connection with the consummation of the Transactions.

“Competition Authorities” means the Governmental Authorities that enforce Competition Laws as set forth on Schedule 8.01(a).

“Competition Laws” means the Sherman Act of 1890, the Clayton Antitrust Act of 1914, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the rules and regulations promulgated thereunder, the Federal Trade Commission Act of 1914, EU Council Regulation (EC) No 139/2004 of 20 January 2004 on the control of concentrations between undertakings (the EU Merger Regulation) and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, abuse of dominance or restraint of trade or lessening competition through merger or acquisition, including all antitrust, competition, merger control and unfair competition Laws.

“Consent” means any approval, consent, clearance, waiver, exemption, waiting period expiration or termination, Governmental Order or other authorization issued by or obtained from any Governmental Authority.

“Contracts” means any legally binding contracts, agreements, licenses, subcontracts, leases, subleases and other commitment (excluding purchase orders entered into in the ordinary course of business).

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or any other epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, directive, guidelines or recommendations by any Governmental Authority (including the Centers for Disease Control and Prevention, the World Health Organization or an industry group) in relation to, arising out of, in connection with or in response to an epidemic, pandemic or disease outbreak (including COVID-19), or any change in such Law, directive, guideline, recommendation or interpretation thereof.

“COVID-19 Tax Measure” means any legislation or order enacted or issued by any Relevant Authority with respect to any Tax matter in response to COVID-19 (including, without limitation, the CARES Act and the Memorandum for the Secretary of the Treasury signed by President Trump on August 8, 2020) and any administrative authority issued pursuant to such legislation or order or otherwise issued with respect to any Tax matter in response to COVID-19 (including, without limitation, IRS Notice 2020-65).

“Current AoA” shall mean the Articles of Association of the Company as in effect on the date hereof.

“Environmental Laws” means any and all applicable Laws relating to pollution, protection of the environment (including natural resources) and, solely to the extent related to exposure to Hazardous Materials, public or worker health and safety, or the use, storage, emission, distribution, transport, handling, disposal or release of, or exposure of any Person to, Hazardous Materials.

“Equity Securities” means, with respect to any Person, (i) any shares of capital or capital stock, partnership, membership, joint venture or similar interest, or other voting securities of, or other ownership interest in, such Person, (ii) any securities of such Person convertible into or exchangeable for cash or shares of capital or capital stock or other voting securities of, or other ownership interests in, such Person, (iii) any warrants, calls, options or other rights to acquire from such Person, or other obligations of such Person to issue, any shares of capital or capital stock or other voting securities of, or other ownership interests in, or securities convertible into or exchangeable for shares of capital or capital stock or other voting securities of, or other ownership interests in, such Person, and (iv) any restricted shares, stock appreciation rights, restricted units, performance units, contingent value rights, “phantom” stock or similar securities or rights issued by or with the approval of such Person that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital or capital stock or other voting securities of, other ownership interests in, or any business, products or assets of, such Person.

“Equity Value” means the amount equal to (a) Base Equity Value plus (b) Closing Date Cash minus (c) Closing Date Indebtedness, as set forth in the Closing Statement.

“ERISA Affiliate” means any entity (whether or not incorporated) other than the Company or a Subsidiary of the Company that, together with the Company or such Subsidiary, is considered under common control and treated as one employer under Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934.

“Fraud” means with respect to a Party, actual common law fraud with respect to the making of the express representations and warranties by such Party in Article IV or Article V, as applicable; provided, however, that such fraud of a Party shall only be deemed to exist if such Party had actual knowledge (and not imputed or constructive knowledge) at the time of making the applicable representations or warranties of a material misrepresentation with respect to the representations and warranties made by such Party in Article IV or Article V, as applicable, as qualified by the Schedules, and such material misrepresentation was made with the actual intention of deceiving another Party who is relying on such representation or warranty. For the avoidance of doubt, “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud, or any torts (including a claim for fraud) based on negligence or recklessness.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Government Official” means any officer or employee of a Governmental Authority or any department, agency or instrumentality thereof, including state-owned entities, or of a public organization or any person acting in an official capacity for or on behalf of any such government, department, agency, or instrumentality or on behalf of any such public organization.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court, arbitral body (public or private) or tribunal.

“Governmental Order” means any order, judgment, injunction, decree, writ, ruling, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Hazardous Material” means material, substance or waste that is listed, regulated, or otherwise defined as “hazardous,” “toxic,” or “radioactive,” or as a “pollutant” or “contaminant” (or words of similar intent or meaning) under Environmental Laws, including but not limited to petroleum, petroleum by-products, asbestos or asbestos-containing material, polychlorinated biphenyls, per and polyfluoroalkyl substances, flammable or explosive substances, or pesticides.

“Indebtedness” means, all indebtedness of the Company and its Subsidiaries for borrowed money, including any principal, accrued and unpaid interest and other accrued and unpaid related expenses, reimbursements and penalties, as of the applicable time of determination (but excluding, for the avoidance of doubt, any prepayment penalties and similar obligations).

“Intellectual Property” means all intellectual property rights anywhere in the world, including all: (i) patents, patent applications and intellectual property rights in inventions (whether or not patentable), (ii) trademarks, service marks, trade names and trade dress, and all registrations, applications and renewals in connection therewith, (iii) copyrights and all registrations and applications in connection therewith, (iv) internet domain names and social media accounts, and (v) trade secrets, and any other intellectual property rights in know-how, confidential information, methods, data, and databases.

“Israeli Income Tax Ordinance” means the Israeli Income Tax Ordinance [New Version], 5721-1961.

“ITA” means the Israel Tax Authority.

“IT Systems” means all software, computer systems, servers, networks, databases, computer hardware and equipment, information, record keeping, communications, telecommunications, interfaces, platforms, and peripherals that are owned or controlled by the Company or any of its Subsidiaries or used in the conduct of their business.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.

“Knowledge” means the knowledge that each of the individuals listed on Schedule 1.01(a) actually has, or the knowledge that any of them would have actually have following a reasonable inquiry with his or her direct reports; provided that, for the avoidance of doubt, other than such reasonable inquiry with direct reports, no such individual will be under any express or implied duty to investigate.

“Law” means any statute, act, code, law (including common law), ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, encumbrance, easement, or other lien of any kind (other than, in the case of a security, any restriction on transfer of such security arising under Securities Laws).

“Material Adverse Effect” means an effect, development, circumstance, fact, change or event that has a material adverse effect on (x) the Company and its Subsidiaries (taken as a whole) or the results of operations or financial condition of the Company and its Subsidiaries, in each case, taken as a whole or (y) the ability of the Company and its Subsidiaries to consummate the transactions contemplated herein; provided, however, that, solely with respect to the foregoing clause (x), in no event would any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect” on or in respect of the Company and its Subsidiaries (a) any change in Law, regulatory policies, accounting standards or principles (including GAAP) or any guidance relating thereto or interpretation thereof, in each case after the date hereof; (b) any change in interest rates or economic, political, business or financial market conditions generally (including any changes in credit, financial, commodities, securities or banking markets); (c) any change affecting any of the industries in which the Company and its Subsidiaries operate or the economy as a whole; (d) any epidemic, pandemic or disease outbreak (including COVID-19), or any Law, directive, guidelines or recommendations issued by a Governmental Authority, the Centers for Disease Control and Prevention, the World Health Organization, any other Governmental Authority or industry group providing for business closures, “sheltering-in-place,” curfews or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including COVID-19), or any change in such Law, directive, guidelines, recommendations or interpretation thereof; (e) the announcement or the execution of this Agreement, the pendency of the Transactions, or the performance of this Agreement, including losses or threatened losses of employees, customers, suppliers, vendors, distributors or others having relationships with the Company and its Subsidiaries; (f) any action taken or not taken at the written request of SPAC; (g) any change in budgets, planning, priorities or policies of any Governmental Authority; (h) any weather conditions, earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, act of God or other force majeure event; (i) any acts of terrorism, sabotage, war, riot, the outbreak or escalation of hostilities, or change in geopolitical conditions; (j) any failure of the Company or its Subsidiaries to meet, with respect to any period or periods, any internal or industry analyst projections, forecasts, estimates or business plans (provided, however, that this clause j shall not prevent a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect)); (k) any action taken by SPAC or its Affiliates; or (l) any matter to which SPAC has consented in writing; except, in the case of clauses (b), (c), or (g) above, to the extent that any such change, event or effect has a disproportionate and adverse effect on the Company and its Subsidiaries relative to other similarly situated businesses in the industries in which the Company and its Subsidiaries operate; provided, however, that in determining whether a Material Adverse Effect has occurred or would occur, there shall be taken into account any right to insurance or other third party contribution or indemnification in respect of the event giving rise thereto available to the Company or its Subsidiaries.

“NIS” means New Israeli Shekels.

“NYSE” means the New York Stock Exchange.

“Organizational Documents” means, with respect to any Person that is not an individual, the articles or certificate of incorporation or organization, bylaws, memorandum and articles of association, limited partnership agreement, partnership agreement, limited liability company agreement, shareholders agreement and other similar organizational documents of such Person.

“Owned Intellectual Property” means all Intellectual Property that is owned by the Company or its Subsidiaries.

“PCAOB” means the Public Company Accounting Oversight Board.

“Permitted Liens” means (i) statutory or common law Liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen, construction contractors and other similar Liens that arise in the ordinary course of business, that relate to amounts not yet delinquent or that are being contested in good faith through appropriate Actions or that may thereafter be paid without penalty to the extent appropriate reserves have been established in accordance with GAAP, (ii) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (iii) Liens for Taxes not yet delinquent or which are being contested in good faith through appropriate Actions for which appropriate reserves have been established in accordance with GAAP, (iv) leases, subleases and similar agreements with respect to the Leased Company Real Property, (v) Liens, defects or imperfections on title, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that (A) are matters of record, (B) would be discovered by a current, accurate survey or physical inspection of such real property or (C) do not materially interfere with the present uses of such real property, (vi) Liens that are not material to the Company and its Subsidiaries, taken as a whole, (vii) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business, (viii) Liens that secure obligations that are reflected as liabilities on the Most Recent Balance Sheet (which such Liens are referenced, or the existence of which such Liens is referred to, in the notes to Most Recent Balance Sheet), (ix) Liens securing any indebtedness of the Company or its Subsidiaries (including pursuant to existing credit facilities), (x) Liens arising under applicable Securities Laws, (xi) with respect to an entity, Liens arising under the Organizational Documents of such entity, and (xii) Liens described on Schedule 1.01(b).

“Person” means any individual, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind.

“Registration Statement” means the Registration Statement on Form F-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by the Company under the Securities Act with respect to the shares of Class A Ordinary Shares that constitute the Merger Consideration.

“Representative” means, as to any Person, any of the officers, directors, managers, employees, counsel, accountants, financial advisors, and consultants of such Person.

“Sanctioned Country” means any country or region that is the subject or target of a country-wide or territory-wide embargo under Sanctions Laws (as of the date of this Agreement, Cuba, Iran, North Korea, Syria, and the Crimea region of Ukraine).

“Sanctioned Person” means any individual or entity that is the subject or target of Sanctions Laws, including: (i) any Person listed on any list of designated Persons maintained by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or other U.S. or non-U.S. Governmental Authority under Sanctions Laws; or (ii) any Person organized, resident in, or operating from a Sanctioned Country.

“Sanctions Laws” means all applicable U.S., Israeli and other Laws relating to economic or trade sanctions, including the Laws administered or enforced by the United States (including by OFAC or the U.S. Department of State), Israel, the United Nations Security Council, and the European Union.

“Schedules” means the disclosure schedules of the Company or SPAC, as applicable.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Securities Laws” means the securities Laws of any state, federal or foreign entity and the rules and regulations promulgated thereunder (including the Securities Act, the Exchange Act and the Israeli Securities Law, 1968, and the rules and regulations thereunder).

“SPAC A&R Memorandum and Articles of Association” means the SPAC’s Amended and Restated Memorandum and Articles of Association adopted by special resolution on January 14, 2021.

“SPAC Class A Share” means each Class A ordinary share, par value $0.0001 per share, of SPAC.

“SPAC Class B Share” means each Class B ordinary share, par value $0.0001 per share, of SPAC.

“SPAC Organizational Documents” means the Organizational Documents of SPAC, as amended and/or restated (where applicable).

“SPAC Second Merger Approval” means the written resolution of the Company, as the sole shareholder of the Surviving Entity immediately following the consummation of the First Merger at the First Merger Effective Time, required to approve the SPAC Second Merger Proposals, as determined in accordance with applicable Law and the Surviving Entity A&R Memorandum and Articles of Association.

“SPAC Shareholder Approval” means the vote of the holders of SPAC Shares required to approve the SPAC Transaction Proposals, as determined in accordance with applicable Law and the SPAC A&R Memorandum and Articles of Association.

“SPAC Shareholder Redemption” means the right of the holders of SPAC Shares to redeem all or a portion of their SPAC Shares (in connection with the Transactions or otherwise) as set forth in the SPAC Organizational Documents and the Trust Agreement.

“SPAC Shareholders” means any holder of SPAC Shares.

“SPAC Shares” means the SPAC Class A Shares and the SPAC Class B Shares.

“SPAC Transaction Expenses” means all fees, costs and expenses of SPAC incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the other Transaction Agreements, the performance and compliance with all Transaction Agreements and conditions contained herein to be performed or complied with at or before Closing, and the consummation of the Transactions, including the reasonable and documented fees, costs, expenses and disbursements of counsel, accountants, advisors (including placement agents) and consultants of SPAC; provided that SPAC Transaction Expenses shall not include any fees, costs or expenses payable to any Affiliates of SPAC or to the Sponsor or any of its Affiliates.

“SPAC Transaction Proposals” means (i) the adoption of this Agreement and approval of the Transactions, including the approval by special resolutions of the First Plan of Merger, and the authorization of the First Merger, (ii) the adoption and approval of each other proposal reasonably agreed to by SPAC and the Company as necessary or appropriate in connection with the consummation of the Transactions (including any proposal to alter the authorized share capital of SPAC to match the authorized share capital of Merger Sub), (iii) the adoption and approval of a proposal for the adjournment of the SPAC Extraordinary General Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing, and (iv) the adoption and approval of each other proposal that NYSE or the SEC (or its staff members) indicates is necessary in its comments to the Proxy Statement or in correspondence related thereto.

“SPAC Second Merger Proposals” means the approval by special resolutions of the Second Plan of Merger, and the authorization of the Second Merger.

“Split Factor” means a number resulting from dividing (i) the Equity Value by (ii) the product of (x) the aggregate number of Class A Ordinary Shares and Class B Ordinary Shares outstanding immediately prior to the Stock Split (assuming, for the purposes of this clause (x), the exercise on a cashless basis of all outstanding options to acquire Class A Ordinary Shares or Class B Ordinary Shares and all Class A Ordinary Shares or Class B Ordinary Shares underlying any outstanding RSUs, in each case, disregarding any time vesting provisions thereof), and (y) 10.

“Sponsor” means Thoma Bravo Advantage Sponsor, LLC, a Cayman Islands limited liability company.

“Subsidiary” means, with respect to a Person, any corporation or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls a majority of the Equity Securities having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member.

“Tax” means any federal, state, provincial, territorial, local, foreign and other net income tax, alternative or add-on minimum tax, franchise tax, gross income, adjusted gross income or gross receipts tax, employment related tax (including employee withholding or employer payroll tax, social security or national health insurance), ad valorem, transfer, franchise, license, excise, severance, stamp, occupation, premium, personal property, real property, escheat or unclaimed property, capital stock, profits, disability, registration, value added, estimated, customs duties, and sales or use tax, or other tax or like assessment or charge, in each case imposed by any Governmental Authority, together with any interest, indexation, penalty, addition to tax or additional amount imposed with respect thereto (or in lieu thereof) by a Governmental Authority.

“Tax Return” means any return, report, statement, refund, claim, declaration, information return, statement, estimate or other document filed or required to be filed with a Governmental Authority in respect of Taxes, including any schedule or attachment thereto and including any amendments thereof.

“Trade Control Laws” means all applicable laws and regulations relating to the export, reexport, transfer, import of products, software or technology.

“Transaction Agreements” means this Agreement, the Sponsor Support Agreement, the PIPE Agreements, the Joinder, the Amended SRA, the Company Shareholder Support Agreements, the First Plan of Merger, the Second Plan of Merger, the Secondary PSA and all the agreements, documents, instruments and certificates entered into in connection herewith or therewith and any and all exhibits and schedules thereto.

“Treasury Regulations” means the regulations promulgated under the Code.

“Trust Account Excess Cash” means the excess (if any) of (i) the aggregate amount of freely usable cash proceeds available for release to SPAC from the Trust Account in connection with the Transactions (after giving effect to all of the SPAC Shareholder Redemptions, and the payment of all fees and expenses of SPAC in connection with the consummation of the Transactions (including deferred underwriting fees)), over (ii) the Company Determined Amount.

“Trust Agreement” means that certain Trust Agreement between SPAC and Continental Stock Transfer & Trust Company (as trustee) (the “Trustee”), dated as of January 14, 2021.

“Valid Certificate” means, in respect of a payor, a valid certificate or ruling issued by the ITA in form and substance reasonably acceptable to the Company and the Exchange Agent: (a) exempting such payor from the duty to withhold Israeli Taxes with respect to the applicable payment, (b) determining the applicable rate of Israeli Taxes to be withheld from the applicable payment or (c) providing any other instructions regarding the payment or withholding with respect to the applicable payment.

Section 1.02 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article”, “Section”, “Schedule”, “Exhibit” and “Annex” refer to the specified Article, Section, Schedule, Exhibit or Annex of or to this Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation,” (vi) the word “or” shall be disjunctive but not exclusive and have the meaning represented by the term “and/or”, and (vii) the phrase “to the extent” means the degree to which a subject matter or other thing extends, and such phrase shall not mean simply “if”.

(b) Unless the context of this Agreement otherwise requires, references to Contracts shall be deemed to include all subsequent amendments and other modifications thereto (subject to any restrictions on amendments or modifications set forth in this Agreement).

(c) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to Laws shall be construed as including all Laws consolidating, amending or replacing the Law.

(d) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any Party.

(e) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(f) The phrases “provided to SPAC,” “delivered to SPAC”, “furnished to SPAC,” “made available to SPAC” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been made available to SPAC no later than 11:59 p.m. (Israel time) on the day prior to the date of this Agreement (i) in the virtual “data room” maintained by Intralinks that has been set up by the Company in connection with this Agreement or (ii) by delivery to such Party or its legal counsel via electronic mail or hard copy form.

(g) References to “$” or “dollar” or “US$” shall be references to United States dollars.

Section 1.03 Table of Defined Terms.

Term	Section
“5% Payee”	Section 3.04(b)
“A&R AoA”	Recitals
“Additional Financial Statements”	Section 6.04(a)
“Agreement”	Preamble
“Alternative Transaction Proposal”	Section 8.03
“Amended SRA”	Preamble
“Cayman Companies Law”	Recitals
“CBA”	Section 4.12(a)(vii)
“Closing”	Section 3.02(a)
“Closing Date”	Section 3.02(a)
“Closing Date Cash”	Section 3.02(b)
“Closing Date Indebtedness”	Section 3.02(b)
“Closing Statement”	Section 3.02(b)
“Company”	Preamble
“Company Board Recommendation”	Section 8.02(c)
“Company Employees”	Section 4.13(a)
“Company Meeting Change”	Section 8.02(c)
“Company Ordinary Share Conversion”	Section 2.01
“Company Permits”	Section 4.11
“Company Shareholder Support Agreement”	Recitals
“Company Special Meeting”	Section 8.02(c)
“Confidentiality Agreement”	Section 11.09
“D&O Indemnitees”	Section 7.01(a)
“D&O Tail”	Section 7.01(b)
“Designated Person”	Section 11.17(a)
“Enforceability Exceptions”	Section 4.03
“ERISA”	Section 4.13(a)
“ESPP”	Recitals
“Exchange Agent”	Section 3.03(a)
“Exchange Agent Agreement”	Section 3.03(a)
“Excluded Share”	Section 3.01(d)
“Existing D&O Arrangements”	Section 7.01(a)
“Existing Representation”	Section 11.17(a)
“Federal Securities Laws”	Section 5.08(a)
“Financial Statements”	Section 4.08(a)
“First Effective Time”	Section 2.03(a)
“First Merger”	Recitals
“First Plan of Merger”	Section 2.03(a)
“Foreign Plan”	Section 4.13(d)(vi)
“Incentive Equity Plan Modifications”	Recitals
“Intended Tax Treatment”	Section 8.04(a)
“Interim Period”	Section 6.01
“Joinder”	Recitals
“Leased Company Real Property”	Section 4.17(b)
“Leases”	Section 4.17(b)
“Mergers”	Recitals
“Merger Consideration”	Section 3.01(a)
“Merger Sub”	Preamble
“Merger Sub II”	Preamble
“Most Recent Balance Sheet”	Section 4.08(a)

Term	Section
“Multiemployer Plan”	Section 4.13(d)(vi)
“Non-Recourse”	Section 11.14
“Party”	Preamble
“Payee”	Section 3.04(b)
“Payor”	Section 3.04(a)
“PIPE Agreement”	Recitals
“PIPE Financing”	Recitals
“PIPE Financing Amount”	Recitals
“PIPE Investors”	Recitals
“Post-Closing Group”	Section 11.17(a)
“Post-Closing Matters”	Section 11.17(a)
“Post-Closing Representations”	Section 11.17(a)
“Pre-Closing Designated Persons”	Section 11.17(b)
“Pre-Closing Privileges”	Section 11.17(b)
“Prior Counsel”	Section 11.17(a)
“Proxy Statement”	Section 8.02(a)(i)
“Proxy Statement/Prospectus”	Section 8.01(a)(i)
“Recapitalization”	Section 2.01
“Registered Intellectual Property”	Section 4.18(a)
“Sarbanes-Oxley Act”	Section 5.08(a)
“Second Effective Time”	Section 2.03(b)
“Second Merger”	Recitals
“Second Plan of Merger”	Section 2.03(b)
“Secondary PSA”	Section 2.01(b)
“SEC Reports”	Section 5.08(a)
“Selling Shareholder”	Section 2.01(b)
“SPAC”	Preamble
“SPAC Alternative Transaction”	Section 8.03(b)
“SPAC Board Recommendation”	Recitals
“SPAC Class B Conversion”	Section 3.01(a)
“SPAC Extraordinary General Meeting”	Section 8.02(a)(i)
“SPAC Group”	Section 11.17(a)
“SPAC Impairment Effect”	Section 5.01
“SPAC Meeting Change”	Section 8.02(b)
“SPAC Permits”	Section 5.09
“SPAC Related Party”	Section 5.15
“SPAC Secondary Purchase”	Section 2.01(b)
“Specified Contracts”	Section 4.12(a)
“Specified Representations”	Section 9.02(a)
“Sponsor Support Agreement”	Recitals
“Stock Split”	Section 2.01
“Supporting Company Shareholders”	Recitals
“Surviving Company”	Recitals
“Surviving Entity”	Recitals
“Surviving Provisions”	Section 10.02
“Termination Date”	Section 10.01(c)
“Trade Controls”	Section 4.22(a)
“Transaction Filings”	Section 8.02(a)(i)
“Transaction Litigation”	Section 8.01(d)
“Transactions”	Recitals

Term	Section
“Transfer Taxes”	Section 8.04(b)
“Trust Account”	Section 5.06(a)
“Withholding Drop Date”	Section 3.04(b)
“Withholding Ruling”	Section 3.04(b)

ARTICLE II

PRE-CLOSING TRANSACTIONS; THE MERGERS

Section 2.01 Pre-Closing Transactions.

(a) On the Closing Date, subject to obtaining the Company Shareholder Approval, immediately prior to the First Effective Time and prior to the consummation of any of the transactions contemplated by the PIPE Agreements (but in any event following the determination of the Equity Value pursuant to Section 3.02(b)), the following actions shall take place or be effected (in the order set forth in this Section 2.01): (i) the A&R AoA shall be adopted and become effective, (ii) each Company Ordinary Share that is issued and outstanding immediately prior to the First Effective Time shall be renamed and become a Class A Ordinary Share of the Company of no par value, (iii) the Company shall declare and effect an in-kind dividend on each Class A Ordinary Share then outstanding by distributing to each holder of Class A Ordinary Shares one Class B Ordinary Share of the Company of no par value for each Class A Ordinary Share held by such holder, (iv) each Class A Ordinary Share and each Class B Ordinary Share that is issued and outstanding immediately prior to the First Effective Time shall be split into such number of Class A Ordinary Shares and Class B Ordinary Shares, respectively, equal to the Split Factor (the “Stock Split”); provided that no fraction of a Class A Ordinary Share and Class B Ordinary Share will be issued by virtue of the Stock Split, and each Company Shareholder that would otherwise be so entitled to a fraction of a Class A Ordinary Share and Class B Ordinary Share, as applicable (after aggregating all fractional Class A Ordinary Shares and Class B Ordinary Shares, respectively, that otherwise would be received by such Company Shareholder) shall instead be entitled to receive such number of Class A Ordinary Shares and Class B Ordinary Shares, as applicable, to which such Company Shareholder would otherwise be entitled, rounded to the nearest whole number, and (v) any outstanding stock options and restricted stock units of the Company issued and outstanding immediately prior to the First Effective Time shall be adjusted to give effect to the foregoing transactions (clauses (i) through (v), the “Recapitalization”). Subject to and without limiting anything contained in Section 6.01, the Split Factor shall be adjusted to reflect appropriately the effect of any stock split, split-up, reverse stock split, stock dividend or stock distribution (including any dividend or distribution of securities convertible into Company Ordinary Shares, Class A Ordinary Shares or Class B Ordinary Shares, as applicable), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change (in each case, other than the Recapitalization) with respect to Company Ordinary Shares, Class A Ordinary Shares or Class B Ordinary Shares occurring on or after the date hereof and prior to the Closing. For reference purposes only, an illustrative calculation of the Stock Split (and Split Factor) is set forth on Exhibit H hereto.

(b) If the Trust Account Excess Cash is greater than zero, on the Closing Date, immediately following the Recapitalization (but for the avoidance of doubt, prior to the First Effective Time), SPAC shall purchase from certain Company Shareholders (each, a “Selling Shareholder”, and collectively the “Selling Shareholders”) such number of Class A Ordinary Shares, at a price per share of $10.00, for an aggregate purchase price equal to the Trust Account Excess Cash (the “SPAC Secondary Purchase”). The SPAC Secondary Purchase shall be effected pursuant to a purchase and sale agreement, between SPAC and the Selling Shareholder(s), substantially in the form attached hereto as Exhibit I (the “Secondary PSA”). The Company, in its sole discretion, shall designate the Selling Shareholders and the number of Class A Ordinary Shares and Class B Ordinary Shares (which Class B Ordinary Shares, for the avoidance of doubt, shall automatically convert into Class A Ordinary Shares immediately prior to the consummation of such sale) to be sold by each such Selling Shareholder in a written notice to be delivered to SPAC no later than three Business Days prior to the Closing Date. SPAC shall duly execute and deliver to the Company each such Secondary PSA prior to the Closing Date.

Section 2.02 The Mergers. At the First Effective Time, upon the terms and subject to the conditions of this Agreement and in accordance with the applicable provisions of the Cayman Companies Law, Merger Sub and SPAC shall consummate the First Merger, pursuant to which Merger Sub shall be merged with and into SPAC, following which the separate corporate existence of Merger Sub shall cease and SPAC shall continue as the Surviving Entity after the First Merger and as a direct, wholly-owned subsidiary of the Company. At the Second Effective Time, upon the terms and subject to the conditions of this Agreement and in accordance with the applicable provisions of the Cayman Companies Law, Merger Sub II and the Surviving Entity shall consummate the Second Merger, pursuant to which the Surviving Entity shall be merged with and into Merger Sub II, following which the separate corporate existence of the Surviving Entity shall cease and Merger Sub II shall continue as the Surviving Company after the Second Merger and as a direct, wholly-owned subsidiary of the Company.

Section 2.03 Effective Times. On the terms and subject to the conditions set forth herein, on the Closing Date, following the consummation of the Recapitalization and the SPAC Secondary Purchase:

(a) SPAC and Merger Sub shall execute a plan of merger (the “First Plan of Merger”) substantially in the form attached as Exhibit J-1 hereto and shall file the First Plan of Merger and other documents as required to effect the First Merger pursuant to the Cayman Companies Law with the Registrar of Companies of the Cayman Islands as provided in the applicable provisions of the Cayman Companies Law. The First Merger shall become effective at the time when the First Plan of Merger is registered by the Registrar of Companies of the Cayman Islands or such later time as Merger Sub and SPAC may agree and specify pursuant to the Cayman Companies Law (the “First Effective Time”); and

(b) Immediately following the consummation of the First Merger at the First Effective Time, the Surviving Entity and Merger Sub II shall execute a plan of merger (the “Second Plan of Merger”) substantially in the form attached as Exhibit J-2 hereto and shall file the Second Plan of Merger and other documents as required to effect the Second Merger pursuant to the Cayman Companies Law with the Registrar of Companies of the Cayman Islands as provided in the applicable provisions of the Cayman Companies Law. The Second Merger shall become effective at the time when the Second Plan of Merger is registered by the Registrar of Companies of the Cayman Islands or such later time as Merger Sub II and the Surviving Entity may agree and specify pursuant to the Cayman Companies Law (the “Second Effective Time”).

Section 2.04 Effect of the Mergers. The effect of the Mergers shall be as provided in this Agreement, the First Plan of Merger, the Second Plan of Merger and the applicable provisions of the Cayman Companies Law. Without limiting the generality of the foregoing, and subject thereto, (i) at the First Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Merger Sub and SPAC shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Entity, which shall include the assumption by the Surviving Entity of any and all agreements, covenants, duties and obligations of Merger Sub and SPAC set forth in this Agreement to be performed after the First Effective Time, and (ii) at the Second Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Merger Sub II and the Surviving Entity shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Company, which shall include the assumption by the Surviving Company of any and all agreements, covenants, duties and obligations of Merger Sub II and the Surviving Entity set forth in this Agreement to be performed after the Second Effective Time.

Section 2.05 Governing Documents. At the First Effective Time, the SPAC A&R Memorandum and Articles of Association shall be amended and restated in its entirety to read the same as the memorandum and articles of association of Merger Sub as in effect immediately prior to the First Effective Time, except all references to the name of Merger Sub shall be replaced by the name of SPAC. At the Second Effective Time, the memorandum and articles of association of Merger Sub shall be amended and restated in its entirety to read the same as the memorandum and articles of association of Merger Sub II as in effect immediately prior to the Second Effective Time, until, thereafter changed or amended as provided therein or by applicable Law.

Section 2.06 Directors and Officers of the Surviving Entity and the Surviving Company. Immediately after the First Effective Time, the directors and officers of Merger Sub immediately prior to the First Effective Time shall be the initial directors and officers of the Surviving Entity, each to hold office in accordance with the Organizational Documents of the Surviving Entity. Immediately after the Second Effective Time, the directors and officers of the Surviving Entity immediately prior to the Second Effective Time shall be the initial directors and officers of the Surviving Company until such director’s or officer’s successor is duly elected or appointed and qualified, or until the earlier of their death, resignation or removal.

Section 2.07 Further Assurances.

(a) If, at any time after the First Effective Time, any further action is necessary or desirable to carry out the purpose of this Agreement and to vest the Surviving Entity following the First Merger with full right, title and possession to all assets, property, rights, privileges, powers and franchises of SPAC and Merger Sub, the applicable directors, officers and members of SPAC and Merger Sub (or their designees) are fully authorized in the name of their respective corporations or otherwise to take, and shall take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

(b) If, at any time after the Second Effective Time, any further action is necessary or desirable to carry out the purpose of this Agreement and to vest the Surviving Company following the Second Merger with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Merger Sub II and the Surviving Entity, the applicable directors, officers and members of Merger Sub II and the Surviving Entity (or their designees) are fully authorized in the name of their respective corporations or otherwise to take, and shall take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

ARTICLE III

THE MERGERS; CLOSING

Section 3.01 Effect of Mergers on Securities of SPAC, Merger Sub and Merger Sub II. On the terms and subject to the conditions set forth herein, at the Closing, by virtue of the Mergers and without any further action on the part of any Party or any other Person, the following shall occur:

(a) Immediately prior to the First Effective Time, each SPAC Class B Share shall be automatically converted into one SPAC Class A Share in accordance with the terms of the SPAC A&R Memorandum and Articles of Association (such automatic conversion, the “SPAC Class B Conversion”) and each SPAC Class B Share shall no longer be outstanding and shall automatically be canceled, and each former holder of SPAC Class B Shares shall thereafter cease to have any rights with respect to such securities.

(b) Each SPAC Class A Share issued and outstanding as of immediately prior to the First Effective Time (other than any Excluded Shares) (i) shall be converted automatically into, and the holder of such SPAC Class A Share shall be entitled to receive from the Exchange Agent, for each such SPAC Class A Share, one Class A Ordinary Share (for the avoidance of doubt, after giving effect to the Recapitalization) (the “Merger Consideration”), and (ii) shall no longer be outstanding and shall automatically be canceled by virtue of the First Merger and each former holder of SPAC Class A Shares shall thereafter cease to have any rights with respect to such securities, except as expressly provided herein.

(c) Each ordinary share, par value $0.0001 per share, of Merger Sub that is issued and outstanding immediately prior to the First Effective Time shall automatically convert into one ordinary share, par value $0.0001 per share, of the Surviving Entity. The ordinary shares of the Surviving Entity shall have the same rights, powers and privileges as the shares so converted and shall constitute the only issued and outstanding share capital of the Surviving Entity.

(d) Each SPAC Share held in SPAC’s treasury or owned by the Company or Merger Sub or any other wholly-owned subsidiary of the Company or SPAC immediately prior to the First Effective Time (each an “Excluded Share”), shall be cancelled, and no consideration shall be paid or payable with respect thereto.

(e) Each ordinary share of the Surviving Entity issued and outstanding immediately prior to the Second Effective Time will be automatically cancelled and extinguished without any conversion thereof or payment therefor and the ordinary shares of Merger Sub II outstanding immediately prior to the Second Effective Time shall be converted into and become the ordinary shares of the Surviving Company, which shall constitute 100% of the outstanding equity securities of the Surviving Company as of immediately following the Second Effective Time.

Section 3.02 Closing; Closing Statement.

(a) On the terms and subject to the conditions of this Agreement, the consummation of the Mergers (the “Closing”) shall take place at the offices of Latham & Watkins LLP, 885 Third Avenue, New York, New York 10022 or electronically by the mutual exchange of electronic signatures (including portable document format (“pdf”)) on the date that is two Business Days following the date on which all conditions set forth in Article IX have been satisfied or waived (other than those conditions that by their terms or nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), or at such other place, time or date as SPAC and the Company may mutually agree in writing. The date on which the Closing occurs is referred to herein as the “Closing Date.”

(b) No later than the fifth Business Day prior to the Closing Date, the Company shall deliver to SPAC a statement (the “Closing Statement”) which sets forth the Company’s good faith estimate of (A) the Indebtedness of the Company and its Subsidiaries as of 11:59 pm (New York City time) on the day immediately prior to the Closing Date (the “Closing Date Indebtedness”), (B) the Company Cash as of 11:59 pm (New York City time) on the day immediately prior to the Closing Date (the “Closing Date Cash”), (C) the resulting calculation of the Equity Value, and (D) the Company Determined Amount. The Closing Statement will be prepared in accordance with the definitions set forth herein and GAAP (if applicable). For a period of 72 hours following the delivery of the Closing Statement, the Company shall provide SPAC reasonable access to the supporting documentation used by the Company in the preparation of the Closing Statement as reasonably requested by SPAC or its Representatives in connection with SPAC’s review of the Closing Statement. Prior to the Closing Date, the Company shall consider in good faith any reasonable comments of SPAC to the estimates contained in the Closing Statement provided in writing during the 72-hour period following the delivery of the Closing Statement. If the Company, in its discretion, agrees to make any modification to the Closing Statement requested by SPAC, then the Closing

Statement as so agreed by the Company to be modified shall be deemed to be the Closing Statement for purposes of calculating Equity Value. For the avoidance of doubt, and notwithstanding anything herein or otherwise to the contrary, (i) in no event shall the Closing be delayed or otherwise not occur as a result of (x) SPAC’s review of or comment on the Closing Statement (including if the Company agrees to make changes thereto or claim that some supporting documentation has not been made available (other than the provision of the Closing Statement itself)), and (y) SPAC’s rejection of, or dispute related to, the Closing Statement (or any component thereof) and (ii) under no circumstances shall the acceptance of the Closing Statement (or any component thereof) be a condition to the obligations of SPAC to consummate the Mergers (or any of the other Transactions). The Company shall also specify the Company Determined Amount in the Closing Statement.

Section 3.03 Delivery.

(a) Prior to the First Effective Time, the Company shall appoint a Person authorized to act as exchange agent in connection with the transactions contemplated by Section 3.01, which Person shall be selected by the Company and be reasonably acceptable to SPAC (provided that Continental Stock Transfer & Trust Company and American Stock Transfer & Trust Company, LLC shall be deemed to be reasonably acceptable to SPAC) (the “Exchange Agent”) and enter into an exchange agent agreement reasonably acceptable to the Company and SPAC with the Exchange Agent (the “Exchange Agent Agreement”) for the purpose of exchanging, upon the terms and subject to the conditions set forth in this Agreement, each SPAC Class A Share on the register of shareholders of SPAC for the Merger Consideration issuable in respect of such SPAC Class A Shares. At least two Business Days prior to the Closing, the Company and SPAC shall direct the Exchange Agent to, at the First Effective Time, exchange each such SPAC Class A Share for the Merger Consideration pursuant to the Exchange Agent Agreement and perform the Exchange Agent’s other obligations thereunder.

(b) All Class A Ordinary Shares delivered upon the exchange of SPAC Class A Shares in accordance with the terms of this Article III shall be deemed to have been exchanged and paid in full satisfaction of all rights pertaining to the securities represented by such SPAC Class A Shares and there shall be no further registration of transfers on the register of shareholders of SPAC of the SPAC Class A Shares. From and after the First Effective Time, holders of SPAC Class A Shares shall cease to have any rights as shareholders of SPAC, except the right to receive Class A Ordinary Shares in exchange therefor, as provided in this Agreement.

(c) No interest will be paid or accrued on the Merger Consideration to be issued pursuant to this Article III (or any portion thereof). From and after the First Effective Time, until surrendered or transferred, as applicable, in accordance with this Section 3.03, each SPAC Class A Share shall solely represent the right to receive the Merger Consideration to which such SPAC Class A Share is entitled to receive pursuant to this Agreement.

(d) Notwithstanding anything to the contrary in this Agreement, none of the Parties or the Surviving Company or the Exchange Agent shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar applicable Law. Any portion of the Merger Consideration remaining unclaimed by SPAC Shareholders immediately prior to such time when the amounts would otherwise escheat to, or become property of, any Governmental Authority shall become, to the extent permitted by applicable Law, the property of the Company free and clear of any claims or interest of any Person previously entitled thereto.

Section 3.04 Withholding Rights.

(a) Each of the Company, Merger Sub, Merger Sub II, the Exchange Agent and each of their respective Affiliates and any other Person making a payment under this Agreement (each, a “Payor”) shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any amount payable pursuant to this Agreement such amounts as are required to be deducted and withheld under applicable Tax Law. To the extent that amounts are so withheld and timely remitted to the applicable Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. The Parties shall cooperate in good faith to eliminate or reduce any such deduction or withholding (including through the request and provision of any statements, forms or other documents to reduce or eliminate any such deduction or withholding).

(b) With respect to Israeli Taxes, as soon as reasonably practicable after the execution of this Agreement, the Company will cause its Israeli advisors, in coordination with the SPAC and its Israeli counsel, to prepare and file with the ITA an application for a ruling, (a) exempting the Payor and its respective agents from any obligation to withhold Israeli Tax from any consideration payable or otherwise deliverable to the holders of SPAC Class A Shares (each, a “Payee”) pursuant this Agreement or clarifying that no such obligation exists, or (b) instructing the Payor and its agents on how such withholding is to be executed from the payment of such consideration (the “Withholding Ruling”). If the Withholding Ruling is obtained by the Closing Date, then the deduction and withholding of any Israeli Taxes shall be made only in accordance with the provisions of the Withholding Ruling, and the balance of the payment that is not withheld shall be transferred to such Payee concurrently therewith subject to any non-Israeli withholding which is applicable to the payment (if any); provided however, that if the Withholding Ruling is not obtained for any reason whatsoever by the Closing Date, the Closing will not be delayed or postponed and a Payor shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any amount payable pursuant to this Agreement to a Payee who hold 5% or more in the SPAC share capital immediately prior to the Closing (each, a “5% Payee”). The consideration payable to each 5% Payee shall be retained by the Exchange Agent for the benefit of each such 5% Payee for a period of up to 180 days from the Closing Date or as otherwise requested in writing by the ITA (the “Withholding Drop Date”) (during which time no Payor shall make any payments to any 5% Payee or withhold any amounts for Israeli Taxes from the payments deliverable pursuant to this Agreement, except as provided below and during which time each 5% Payee may obtain a Valid Certificate). If a 5% Payee delivers, no later than three Business Days prior to the Withholding Drop Date, a Valid Certificate to the Payor, then the deduction and withholding of any Israeli Taxes shall be made only in accordance with the provisions of such Valid Certificate, and the balance of the payment that is not withheld shall be transferred to such 5% Payee concurrently therewith subject to any non-Israeli withholding which is applicable to the payment (if any). If any 5% Payee (i) fails to provide the Payor with a Valid Certificate at least three Business Days prior to the Withholding Drop Date, or (ii) submits a written request to the Exchange Agent to release its portion of the consideration prior to the Withholding Drop Date and fails to submit a Valid Certificate at or before such time, then the amount to be withheld from such Payee’s portion of the consideration shall be calculated according to the applicable withholding rate in accordance with applicable Law.

(c) To the extent that the Exchange Agent is obliged to withhold Israeli Taxes, the Payee shall provide the Exchange Agent with the amount due with regards to such Israeli Taxes prior to the release of the consideration to the Payee. In the event that the Payee fails to provide the Exchange Agent with the full amount necessary to satisfy such Israeli Taxes no later than three Business Days before the Withholding Drop Date, the Exchange Agent shall be entitled to sell the Payee’s retained Class A Ordinary Shares to the extent necessary to satisfy the full amount due with regards to such Israeli Taxes.

(d) Each Payee hereby shall be deemed, by virtue of the Mergers, to have waived, released and absolutely and forever discharged the Payor from and against any and all claims for any losses in connection with the forfeiture or sale of any portion of the Class A Ordinary Shares otherwise deliverable to such Payee in compliance with the withholding requirements under this Section 3.04; provided that any such sale shall not be to the Company or any of its Subsidiaries. To the extent that the Exchange Agent is unable, for whatever reason, to sell the applicable portion of Class A Ordinary Shares required to finance applicable deduction or withholding requirements, then the Exchange Agent shall be entitled to hold all of the Class A Ordinary Shares otherwise deliverable to the applicable Payee until the earlier of: (i) the receipt of a Valid Certificate fully exempting the Exchange Agent from tax withholding or receipt of cash amount equal to the tax that should be withheld by the Exchange Agent; or (ii) such time when the Exchange Agent is able to sell the portion of such Class A Ordinary Shares otherwise deliverable to such Payee that is required to enable the Exchange Agent to comply with such applicable deduction or withholding requirements. Any costs or expenses incurred by the Exchange Agent in connection with such sale shall be borne by, and deducted from the payment to, the applicable Payee.

Section 3.05 Agreement of Fair Value. SPAC, Merger Sub, Merger Sub II and the Company respectively agree that the Merger Consideration represents not less than the fair value of the SPAC Class A Shares for the purposes of section 238(8) of the Cayman Companies Law.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Schedules to this Agreement delivered by the Company to SPAC dated as of the date of this Agreement, the Company represents and warrants to SPAC as follows:

Section 4.01 Corporate Organization of the Company. The Company has been duly incorporated and is validly existing as a corporation under the Laws of the State of Israel and has the corporate power and authority to own, operate and lease its properties, rights and assets and to conduct its business as it is now being conducted. The Company has made available to SPAC true and correct copies of its Organizational Documents as in effect as of the date hereof. The Company is duly licensed or qualified and in good standing (where such concept is applicable) as a foreign entity in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.02 Subsidiaries. The Subsidiaries of the Company, together with details of their respective jurisdiction of incorporation or organization, are set forth on Schedule 4.02. The Subsidiaries of the Company have been duly formed or organized, are validly existing under the laws of their jurisdiction of incorporation or organization and have the corporate power and authority to own, operate and lease their respective properties, rights and assets and to conduct their business as it is now being conducted, except in each case as has not had, and would not, individually or in the aggregate, reasonably be expected to have a material and adverse effect on the Company and its Subsidiaries, taken as a whole. Each Subsidiary of the Company is duly licensed or qualified as a foreign entity in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.03 Due Authorization. Each of the Company, Merger Sub and Merger Sub II has the requisite corporate power and authority to execute and deliver this Agreement and each other Transaction Agreement to which it is or will be a party and (subject to the consents, approvals, authorizations and other requirements described in Section 4.04 or Section 4.05) to perform all obligations to be performed by it hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and such other Transaction Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the board of directors of the Company, Merger Sub and Merger Sub II, and other than the consents, approvals, authorizations and other requirements described in Section 4.04 or Section 4.05 and the Company Shareholder Approval, no other corporate proceeding on the part of the Company, Merger Sub or Merger Sub II is necessary to authorize this Agreement or any other Transaction Agreements or the Company’s, Merger Sub’s or Merger Sub II’s performance hereunder or thereunder. This Agreement has been, and each such other Transaction Agreement (when executed and delivered by the Company, Merger Sub or Merger Sub II, as applicable) will be, duly and validly executed and delivered by the Company, Merger Sub or Merger Sub II, as applicable, and, assuming due and valid authorization, execution and delivery by each other party hereto and thereto, this Agreement constitutes, and each such other Transaction Agreement will constitute, a valid and binding obligation of the Company, Merger Sub or Merger Sub II, as applicable, enforceable against the Company, Merger Sub or Merger Sub II, as applicable, in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting or relating to creditors’ rights generally and subject, as to enforceability, to general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law (the “Enforceability Exceptions”).

Section 4.04 No Conflict. Subject to the receipt of the consents, approvals, authorizations, and other requirements set forth in Section 4.05 and obtaining the Company Shareholder Approval, the execution, delivery and performance by each of the Company, Merger Sub and Merger Sub II of this Agreement and the Transaction Agreements to which each is a party and the consummation by each of the Company, Merger Sub and Merger Sub II of the transactions contemplated hereby and thereby do not and will not, (a) contravene or conflict with, or trigger shareholder rights that have not been duly waived under, the Organizational Documents of the Company or any of its Subsidiaries, (b) contravene or conflict with or constitute a violation, in each case, in any material respect, of any provision of any material Law, Permit or Governmental Order binding upon or applicable to the Company or any of its Subsidiaries or any of their respective assets or properties, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, any of the terms, conditions or provisions of any Specified Contract or (d) result in the creation or imposition of any Lien on any asset, property or Equity Security of the Company or any of its Subsidiaries (other than any Permitted Liens), except in the case of each of clauses (c) and (d) as would not, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as set forth on Schedule 4.04, and except as would not be material to Company and its Subsidiaries, taken as a whole, the Company has filed all requisite annual reports and paid all annual fees, and has not been designated a “violating company” (as such term is understood under the Israeli Companies Law, 5759-1999) by the Israeli Registrar of Companies.

Section 4.05 Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of SPAC contained in this Agreement and the other Transaction Agreements to which it is a party, no notice to, action by, consent, approval, permit or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of the Company, Merger Sub or Merger Sub II with respect to each of their execution, delivery and performance of this Agreement and the other Transaction Agreements to which each is a party and the consummation by the Company, Merger Sub or Merger Sub II of the transactions contemplated hereby and thereby, except for (i) obtaining the consents of, or submitting notifications, filings, notices or other submissions to, the Governmental Authorities listed on Schedule 4.05, (ii) the filing (A) with the SEC of the Proxy Statement/Prospectus and the declaration of the effectiveness thereof by the SEC and (B) any other documents or information required pursuant to applicable requirements, if any, of applicable Securities Laws, (iii) compliance with and filings or notifications required to be filed with the state securities regulators pursuant to “blue sky” Laws and state takeover Laws as may be required in connection with this Agreement, the other Transaction Agreements or the Transactions, (iv) the filing of the First Plan of Merger and related documentation with the Cayman

Islands Registrar of Companies in accordance with the Cayman Companies Law, (v) the filing of the Second Plan of Merger and related documentation with the Cayman Islands Registrar of Companies in accordance with the Cayman Companies Law, and (vi) any actions, consents, approvals, permits or authorizations, designations, declarations or filings, the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.06 Capitalization.

(a) As of the date of this Agreement, the authorized share capital of the Company is 1,100,000 NIS divided into 110,000,000 ordinary shares of the Company, par value NIS 0.01 each. The number and class of securities (if applicable) of all of the issued and outstanding Equity Securities of the Company as of the date of this Agreement are set forth on Schedule 4.06(a). The issued and outstanding Equity Securities of the Company have been duly authorized and validly issued and are fully paid and non-assessable and have not been issued in violation of (i) the Organizational Documents of the Company, (ii) any preemptive, call option, right of first refusal or first offer, subscription rights, transfer restrictions or similar rights or (iii) applicable Law, including Securities Laws.

(b) Except as set forth on Schedule 4.06(b), as of the date hereof, there are no outstanding Equity Securities or equity appreciation, phantom stock, profit participation, equity or equity-based rights or similar rights with respect to the Equity Securities of, or other equity or voting interest in, the Company. Except as set forth in the Organizational Documents of the Company, as of the date hereof (i) no Person is entitled to any preemptive or similar rights to subscribe for Equity Securities of the Company, (ii) there are no warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contract that requires the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of the Company, other than under the Company’s share incentive plans (and option and RSU agreements executed thereunder), and (iii) there are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the Company’s shareholders may vote.

(c) Except as set forth on Schedule 4.06(c), (i) there are no declared but unpaid dividends or distributions in respect of any Equity Securities of the Company and (ii) since December 31, 2020 through the date of this Agreement, the Company has not made, declared, set aside, established a record date for or paid any dividends or distributions.

Section 4.07 Capitalization of Subsidiaries.

(a) The issued and outstanding Equity Securities of each of the Company’s Subsidiaries have been duly authorized and validly issued and are fully paid and non-assessable. All of the issued and outstanding Equity Securities of each Subsidiary of the Company are owned as set forth on Schedule 4.07(a), free and clear of any Liens (other than Permitted Liens) and have not been issued in violation of (i) the Organizational Documents of the applicable Subsidiary, (ii) any preemptive, call option, right of first refusal or first offer, subscription rights, transfer restrictions or similar rights or (iii) applicable Law, including applicable Securities Laws.

(b) There are no outstanding Equity Securities or equity appreciation, phantom stock, profit participation or similar rights with respect to the Equity Securities of, or other equity or voting interest in, any Subsidiary of the Company. No Person is entitled to any preemptive or similar rights to subscribe for Equity Securities of any Subsidiary of the Company. There are no warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that require any Subsidiary of the Company to issue, sell or otherwise cause to become outstanding or to acquire, any Equity Securities or securities convertible into or exchangeable for Equity Securities of the Subsidiaries of the Company. There are no outstanding contractual obligations of any Subsidiary of the Company to repurchase, redeem or otherwise acquire any Equity Securities of any Subsidiary of Company. There are no outstanding bonds, debentures, notes or other indebtedness of any Subsidiary of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the shareholders of the Company’s Subsidiaries may vote.

(c) Except as set forth on Schedule 4.07(c), as of the date of this Agreement, neither the Company nor any of its Subsidiaries owns any Equity Securities in any Person, other than shares publicly traded on a stock exchange held for cash management purposes.

Section 4.08 Financial Statements; Absence of Changes.

(a) Attached as Schedule 4.08 hereto are copies of (a) the audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2020 (the “Most Recent Balance Sheet”), and the related audited consolidated statements of operations, of changes in shareholders’ equity and of cash flows for the years then ended, together with the auditor’s reports thereon (the “Financial Statements”).

(b) The Financial Statements present fairly, in all material respects, the financial position of the Company and its Subsidiaries as of the date and for the period indicated in such Financial Statements, and the results of their operations and cash flows for the year then ended in conformity with GAAP.

(c) The Company and its Subsidiaries have established and maintain processes of internal accounting controls. To the Knowledge of the Company, such processes are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for the Company’s and its Subsidiaries’ assets.

(d) Since the date of the Most Recent Balance Sheet, through and including the date of this Agreement, no Material Adverse Effect has occurred that is continuing.

(e) Since the date of the Most Recent Balance Sheet, through and including the date of this Agreement, except as expressly contemplated by this Agreement, the other Transaction Agreements or in connection with the transactions contemplated hereby and thereby or as set forth on Schedule 4.08(e) or as required by applicable Law (including COVID-19 Measures) or as reasonably necessary in light of COVID-19, the Company and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business.

(f) Merger Sub was formed solely for the purpose of engaging in the Transactions, has not conducted any business and has no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and any other Transaction Agreement to which it is a party, as applicable, and the other transactions contemplated by this Agreement and such Transaction Agreements, as applicable.

(g) Merger Sub II was formed solely for the purpose of engaging in the Transactions, has not conducted any business and has no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and any other Transaction Agreement to which it is a party, as applicable, and the other transactions contemplated by this Agreement and such Transaction Agreements, as applicable.

Section 4.09 Undisclosed Liabilities. As of the date of this Agreement, neither the Company nor any of its Subsidiaries has any liability, debt, or obligation, whether accrued, contingent, absolute, determined, determinable or otherwise, required to be reflected or reserved for on a balance sheet prepared in accordance with GAAP, except for liabilities, debts, or obligations (a) reflected or reserved for in the Financial Statements or disclosed in any notes thereto, (b) that have arisen since the date of the Most Recent Balance Sheet in the ordinary course of business of the Company and its Subsidiaries, (c) incurred or arising under or in connection with the Transactions, including expenses related thereto, (d) disclosed in the Schedules or (e) that would not reasonably be expected to be material to the Company and its Subsidiaries taken as a whole.

Section 4.10 Litigation and Proceedings. Except as set forth in Schedule 4.10, since December 31, 2019, there has been no pending or, to the Knowledge of the Company, threatened (in writing) Actions by or against the Company or any of its Subsidiaries that, if adversely decided or resolved, had, or would reasonably be expected to have, individually or in the aggregate, a material and adverse effect on the Company and its Subsidiaries, taken as a whole. There is no Governmental Order imposed upon the Company or any of its Subsidiaries that would reasonably be expected to have, individually or in the aggregate, a material and adverse effect on the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries is party to a settlement or similar agreement regarding any of the matters set forth in the two preceding sentences that contains any ongoing obligations, restrictions or liabilities (of any nature) that would reasonably be expected to have, individually or in the aggregate, a material and adverse effect on the Company and its Subsidiaries, taken as a whole.

Section 4.11 Compliance with Laws.

(a) The Company and its Subsidiaries are, and since December 31, 2019 has been, in compliance with all applicable Laws, except for such noncompliance which, individually or in the aggregate, have not had and would not reasonably be expected to have, a material adverse effect on the Company and its Subsidiaries, taken as a whole. None of the Company or its Subsidiaries has received any written notice from any Governmental Authority of a violation of any applicable Law at any time during the last two years, except for any such violation which, individually or in the aggregate, has not had and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. The Company and its Subsidiaries hold, and since December 31, 2019 has held, all material licenses, approvals, consents, registrations, franchises and permits necessary for the lawful conduct of the material businesses of the Company (the “Company Permits”). The Company and its Subsidiaries are, and since December 31, 2019 has been, in compliance with and not in default under such Company Permits, in each case except for such noncompliance that would not, individually or in the aggregate be material to the Company and its Subsidiaries, taken as a whole.

Section 4.12 Contracts; No Defaults.

(a) Schedule 4.12(a) contains a list of all Contracts described in clauses (i) through (xi) of this Section 4.12(a) to which, as of the date of this Agreement, the Company or any of its Subsidiaries is a party other than Company Benefit Plans and Leases (all such Contracts as described in clauses (i) through (xi), collectively, the “Specified Contracts”). True, correct and complete copies of the Specified Contracts have been made available to SPAC.

(i) Each Contract with any of the (A) top ten supply partners (calculated based on the aggregate consideration paid by the Company and its Subsidiaries therefrom for the calendar year ended December 31, 2020) and (B) top ten demand partners (calculated based on the aggregate consideration received by the Company and its Subsidiaries therefrom for the calendar year ended December 31, 2020);

(ii) Each Contract relating to Indebtedness having an outstanding principal amount in excess of $10,000,000;

(iii) Each Contract that is a purchase and sale or similar agreement for the acquisition of any Person or any business unit thereof, in each case, involving payments in excess of $10,000,000 and with respect to which there are any material ongoing obligations;

(iv) Each joint venture or similar Contract (other than Contracts between wholly owned Subsidiaries of the Company) that is material to the business of the Company and its Subsidiaries, taken as a whole;

(v) Each Contract requiring capital expenditures after the date of this Agreement in an amount in excess of $10,000,000 in the aggregate;

(vi) Each material license or other agreement under which the Company or any of its Subsidiaries (x) is a licensee with respect to any item of material Intellectual Property (excluding click-wrap and shrink-wrap licenses and licenses for off-the-shelf software and other software that is commercially available on standard terms to the public generally), (y) is a licensor or otherwise grants to a third party any rights to use any item of material Owned Intellectual Property, in each case, other than non-exclusive licenses or sublicenses granted in the ordinary course of business, or (z) is a party and that otherwise materially affects the Company’s or its Subsidiaries’ ownership of or ability to use, register, license or enforce any material Owned Intellectual Property (including concurrent use agreements, settlement agreements and consent to use agreements but other than licenses excluded under clause (x) above and open source licenses);

(vii) Each collective bargaining agreement or other Contract with any labor union, labor organization or works council or any arrangement with an employer organization (each a “CBA”);

(viii) Each Contract which grants any Person a right of first refusal, right of first offer or similar right with respect to any material properties, assets or businesses of the Company and its Subsidiaries, taken as a whole;

(ix) Each Contract that is a settlement, conciliation or similar agreement with any Governmental Authority pursuant to which the Company or any of its Subsidiaries will have any material outstanding obligation after the date of this Agreement;

(x) Each Contract entered into primarily for the purpose of interest rate or foreign currency hedging; and

(xi) Each Contract that relates to the acquisition or disposition of any Equity Securities in, or assets or properties of, the Company or any of its Subsidiaries (whether by merger, sale of stock, sale of assets or otherwise) pursuant to which (A) payment obligations by or to the Company or any of its Subsidiaries remain outstanding or (B) any earn-out, indemnification, deferred or contingent payment obligations remain outstanding (excluding acquisitions or dispositions in the ordinary course of business consistent with past practice or of assets that are obsolete, worn out, surplus or no longer used in the conduct of the Company’s business).

(b) Except (x) for any Contract that has terminated, or will terminate, upon the expiration of the stated term thereof prior to the Closing Date or (y) as would not reasonably be expected to have a Material Adverse Effect, each Specified Contract is (i) in full force and effect and (ii) represents the legal, valid and binding obligations of the Company or one or more of its Subsidiaries party thereto and, to the Knowledge of the Company, represents the legal, valid and binding obligations of the other parties thereto, in each case, subject to the Enforceability Exceptions. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, none of the Company, any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto is in breach of or default of any Specified Contract.

Section 4.13 Company Benefit Plans.

(a) Schedule 4.13(a) sets forth a true and complete list of each material Company Benefit Plan maintained for the benefit of employees located in Israel and in the United States. For purposes of this Agreement, a “Company Benefit Plan” is each “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and any material stock ownership, stock purchase, stock option, phantom stock, equity or other equity-based, severance, employment (other than offer letters that do not provide severance benefits or notice periods in excess of 30 days upon termination of the employment relationship), individual consulting, retention, change-in-control, transaction, fringe benefit, pension (including pension fund, managers’ insurance and/or similar fund), education fund (‘keren hishtalmut’), collective bargaining, expansion orders (except for those which generally apply to all employees in Israel), bonus, incentive, deferred compensation, employee loan and all other benefit or compensation plans, agreements or other general arrangements, whether or not subject to ERISA, which are, in each case, material and contributed to, required to be contributed to, sponsored by or maintained by the Company or any of its Subsidiaries for the benefit of any current employee, officer or director of the Company or its Subsidiaries (the “Company Employees”) or under or with respect to which the Company or any of its Subsidiaries has any material liability, contingent or otherwise (including on account of an ERISA Affiliate), but not including (x) any Multiemployer Plan or any plan, policy, program, arrangement or agreement that covers only former directors, officers, employees, independent contractors and service providers and with respect to which the Company and its Subsidiaries have no remaining obligations or liabilities or (y) any personal employment, engagement or similar agreements with employees, consultants, or independent contractors of the Company or any of its Subsidiaries.

(b) With respect to each material Company Benefit Plan, the Company has made available to SPAC copies of each Company Benefit Plan and any trust agreement or other funding instrument relating to such plan. All Company Employees have entered into confidentiality, non-competition, non-solicitation agreements and assignment of inventions agreements with the Company or a Subsidiary thereof in customary form (the “PIIA”), except where the failure to enter into such PIIA would not have a Material Adverse Effect. To the Company’s Knowledge, no Company Employee is in violation of any term of the PIIA or any restrictive covenant in favor a third party relating to the right of any such Company Employee to be employed or engaged by the Company or a Subsidiary, except as would not have a Material Adverse Effect.

(c) No Company Benefit Plan: (i) is a “defined benefit plan,” as defined in Section 3(35) of ERISA (whether or not subject to ERISA), (ii) is a “multiemployer plan,” as defined in Section 3(37) of ERISA (a “Multiemployer Plan”) or (iii) provides for retiree or post-termination health benefits except as required by applicable Laws.

(d) Except as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(i) each Company Benefit Plan has been established, maintained, funded and administered in compliance in all material respects with its terms and all applicable Laws, including, where applicable, ERISA and the Code, and no Company Benefit Plan has any unfunded liabilities;

(ii) each Company Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code (A) has received a favorable determination or opinion letter as to its qualification prior to the date of this Agreement or (B) has been established under a standardized master and prototype or volume submitter plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer, and to the Knowledge of the Company, nothing has occurred, whether by action or failure to act, that would reasonably be expected to adversely affect such qualification;

(iii) except as set forth on Schedule 4.13(d)(iii), neither the execution and delivery of this Agreement by the Company nor the consummation of the Mergers will (whether alone or in connection with any subsequent event(s)) (A) result in the acceleration, funding or vesting of any compensation or material benefits to any current or former director, officer, employee, consultant or other service provider of the Company or its Subsidiaries under any Company Benefit Plan, (B) result in the payment by the Company or any of its Subsidiaries to any current or former employee, officer, director, consultant or other service provider of the Company or its Subsidiaries of any material severance pay or any material increase in severance pay (including the extension of a prior notice period or any golden parachute) upon any termination of employment or service or the cancellation of any material benefit or payment to any Company Employee, or (C) result in the payment of any amount (whether in cash or property or the vesting of property) that could, individually or in combination with any other such payment, constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) or result in the imposition on any person of an excise tax under Section 4999 of the Code;

(iv) neither the Company nor any of its Subsidiaries maintains any obligations to gross-up or reimburse any individual for any Tax or related interest or penalties incurred by such individual under Sections 409A or 4999 of the Code;

(v) each Company Benefit Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder; and

(vi) except as set forth on Schedule 4.13(d)(vi), each Company Benefit Plan that is subject to the Laws of a jurisdiction other than the United States (a “Foreign Plan”) (A) has been maintained, funded and administered in compliance in all material respects with applicable Laws and (B) if required to be registered or intended to meet certain regulatory or requirements for favorable tax treatment has been timely and properly registered and has been maintained in good standing with the applicable regulatory authorities and requirements.

(e) Except as would not have a Material Adverse Effect, (i) all of the Company’s and its Subsidiaries’ liabilities to Company Employees regarding severance pay, accrued vacation, recreation pay and contributions to all pension plans or Company Benefit Plans are fully funded or, if not, are accrued on the Financial Statements as of the date of such Financial Statements, and (ii) except as set forth on Schedule 4.13(e), the Company’s arrangement under Section 14 the Severance Pay Law 5723-1963 (the “Section 14 Arrangement”) was properly applied in accordance with the terms of the general permit issued by the Israeli Minister of Labor regarding mandatory pension arrangement regarding all Company Employees based on their full salaries and from their commencement date of employment and, upon the termination of employment of any Company Employees, the Company will not have to make any payment under the Severance Pay Law 5723-1963, except for release of the funds accumulated in accordance with the applicable Section 14 Arrangement.

Section 4.14 Labor Matters.

(a) Neither the Company nor any of its Subsidiaries is party to or bound by any CBA or arrangements with a labor union, works council or labor organization. To the Knowledge of the Company, no employees are represented by any labor union, labor organization or works council with respect to their employment with the Company or any of its Subsidiaries and there are no labor organizations purporting to represent, or seeking to represent, any employees of the Company or its Subsidiaries. To the Knowledge of the Company, no extension orders (‘tzavei harchava’) apply to the Company or any of its Subsidiaries, other than the general extension orders that apply to all employers in Israel. Except as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) there are, and since December 31, 2019 there have been, no activities or proceedings of any labor union, works council or labor organization to organize any of the Company Employees and (ii) there is no, and since December 31, 2019 there has been no, organized labor dispute, labor grievance or strike, lockout, picketing, hand billing, slowdown, concerted refusal to work overtime, work stoppage, or other material labor dispute against or affecting the Company or any of its Subsidiaries, in each case, pending or, to the Knowledge of the Company, threatened.

(b) Except as would not reasonably be expected to have a Material Adverse Effect, neither the Company nor any of its Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or any similar state or local Law that remains unsatisfied.

Section 4.15 Taxes.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(i) all Tax Returns required to be filed by the Company or its Subsidiaries have been filed (taking into account extensions) and all such Tax Returns are true, correct and complete in all material respects;

(ii) all Taxes required to be paid by the Company and its Subsidiaries have been duly paid;

(iii) to the Knowledge of the Company, except as set forth on Schedule 4.15(a)(iii), there are no Tax audit, examination or other proceeding (administrative or judicial) with respect to Taxes of the Company or any of its Subsidiaries is pending or otherwise in progress or has been threatened in writing by any Governmental Authority within the last three years;

(iv) the Company and each of its Subsidiaries has complied in all material respects with all applicable Laws relating to the collection, withholding, reporting and remittance of Taxes;

(v) neither the Company nor any of its Subsidiaries has been a party to any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b) (or any similar or analogous provision of state, local or non-U.S. Law);

(vi) there are no Liens for Taxes on any of the assets of the Company or its Subsidiaries, other than Permitted Liens;

(vii) to the Knowledge of the Company, except as set forth on Schedule 4.15(a)(vi), there are no written assessments, deficiencies, adjustments or other claims with respect to Taxes that have been asserted, assessed or threatened against the Company or its Subsidiaries that have not been paid or otherwise resolved in full;

(viii) to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has any liability for the Taxes of any Person (other than the Company or its Subsidiaries) (i) under Treasury Regulation Section 1.1502 6 (or any similar provision of state, local or foreign Law) or (ii) as a transferee or successor, or by Contract (except for liabilities pursuant to commercial contracts entered into in the ordinary course of business and not primarily relating to Taxes);

(ix) neither the Company nor any of its Subsidiaries has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise have an office or fixed place of business in a country other than the country in which it is organized;

(x) to the Knowledge of the Company, neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date; (ii) installment sale or open transaction made prior to the Closing Date; (iii) prepaid amount received or deferred revenue accrued on or prior to the Closing Date; (iv) use of an improper method of accounting for a taxable period on or prior to the Closing Date; or (v) any agreement entered into with any Governmental Authority in respect of Taxes. Neither the Company nor any of its Subsidiaries has made an election pursuant to Section 965(h) of the Code;

(xi) to the Knowledge of the Company, neither the Company nor any of its Subsidiaries will be required to pay any material Tax after the Closing Date as a result of any deferral of a payment obligation or advance of a credit with respect to Taxes to the extent relating to any action, election, deferral, filing, or request made or taken by the Company or any Subsidiary (including the non-payment of a Tax) on or prior to the Closing Date (including (1) the delay of payment of employment Taxes under any COVID-19 Tax Measure or any similar notice or order or law, and (2) the advance refunding or receipt of credits under any COVID-19 Tax Measure (including, without limitation, Section 3606 of the CARES Act)).

(b) Neither the Company nor any of its Subsidiaries (or any predecessor thereof) has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock that was purported or intended to be governed in whole or in part by Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) since January 1, 2017.

(c)Neither the Company nor any of its Subsidiaries has taken any action (nor permitted any action to be taken), that would prevent the Mergers from constituting a transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations thereunder.

(d) Each of the Company and its Subsidiaries is a Tax resident only in its jurisdiction of formation.

(e) Neither the Company nor any of its Subsidiaries organized or formed under the laws of a jurisdiction outside of the United States (i) is a “surrogate foreign corporation” or “expatriated entity” within the meaning of Section 7874 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) or is treated as a U.S. corporation for U.S. federal Tax purposes by reason of the application of Sections 269B or 7874(b) of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) or (ii) was created or organized in the United States such that such entity would be taxable in the United States as a domestic entity pursuant to the dual charter provision of Treasury Regulation Section 301.7701-5(a) (or any corresponding or similar provision of state, local or non-U.S. Tax Law).

(f) The Company has no Knowledge of any fact, any circumstance, or any reason that would reasonably be expected to cause the Company to be treated, following the completion of the Transactions, as a Tax resident of a country other than Israel.

(g) The Company is and has since formation been treated as a corporation for U.S. federal (and applicable state and local) income Tax purposes. Schedule 4.15(g) lists the U.S. federal income Tax classification of each of the Subsidiaries of the Company for U.S. federal income Tax purposes.

(h) Except as would not have a Material Adverse Effect and except as set forth on Schedule 4.15(h), (i) all payments by, to or among the Company and any of its Subsidiaries comply with all applicable transfer pricing requirements imposed by any Governmental Authority, and (ii) the Company complies, and has always been compliant, with the requirements of Section 85A of the Israeli Income Tax Ordinance and the regulations promulgated thereunder and Section 482 of the Code and the Treasury Regulations thereunder, where applicable.

(i) Except as would not have a Material Adverse Effect, the Company and its Subsidiaries are in compliance with all terms and conditions of any Tax exemption, Tax holiday or other Tax reduction agreement or order of a Governmental Authority, and the consummation of the transactions contemplated by this Agreement will not have any material adverse effect on the continued validity and effectiveness of any such Tax exemption, Tax holiday or other Tax reduction agreement or order.

(j) The Company may be entitled to certain Tax benefits (“Tax Incentives”) under its status as a “technology preferred enterprise” (mifal muadaf) as defined in the Law for the Encouragement of Capital Investment, 5719-1959 (the “Capital Investment Law”). The Company is in compliance, in all material respects, with all the conditions and requirements of the Tax Incentives applicable to the Company (including all rulings and approvals received by the ITA). No claim or challenge has been made in writing to the Company by the ITA with respect to the Company’s Tax Incentives.

(k) Except as would not have a Material Adverse Effect and except as set forth on Schedule 4.15(k): (i) neither the Company nor any of its Subsidiaries has ever participated or engaged in any transaction listed in Section 131(g) of the Israeli Income Tax Ordinance and the Israeli Income Tax Regulations (Reportable Tax Planning), 5767-2006, promulgated thereunder, (ii) neither the Company nor any of its Subsidiaries has ever taken a tax position that is subject to reporting under Section 131E of the Israeli Income Tax Ordinance, (iii) neither the Company nor any of its Subsidiaries has ever obtained a legal or tax opinion that is subject to reporting under Section 131D of the Israeli Income Tax Ordinance, and (iv) neither the Company nor any of its Subsidiaries has ever performed and was not part of any action or transaction that is classified as a “reportable opinion” under Section 67C of the Israeli Value Added Tax Law, 5736-1975 (the “Israeli VAT Law”) or a “reportable position” under Section 67D of the Israeli VAT Law.

(l) The Company is duly registered for the purposes of Israeli VAT and has complied in all respects with all requirements concerning VAT, except where failure to so comply would not reasonably be expected to have a Material Adverse Effect. Except as would not reasonably be expected to have a Material Adverse Effect, the Company (i) has collected and remitted in a timely manner to the ITA all output VAT which it is required to collect and remit under any applicable Law and (ii) has not received a refund for input VAT for which it is not entitled under any applicable Law. No Subsidiary has ever been, and no Subsidiary currently is, required to effect Israeli VAT registration.

(m) Each of the Company’s equity plans that is intended to qualify as a capital gains route plan under Section 102 of the Israeli Income Tax Ordinance has received a favorable determination or approval letter from, or is otherwise approved by, or deemed approved by passage of time without objection by, the ITA. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries (taken as a whole), all awards granted under the Company’s equity plans that were intended to qualify with the capital gains route under Section 102 of the Israeli Income Tax Ordinance have been granted in compliance with the applicable requirements of Section 102 and the written requirements and guidance of the ITA, including the filing of the necessary documents with the ITA, the appointment of an authorized trustee, and the due and timely deposit of such securities with such trustee pursuant to the terms of Section 102 of the Israeli Income Tax Ordinance, the guidance published by the ITA on July 24, 2012, and the clarification dated November 6, 2012.

(n) The Company is not and has never been a real property corporation (‘igud mekarke’in’) within the meaning of this term under Section 1 of the Israeli Land Taxation Law (Appreciation and Acquisition), 5723-1963.

(o) Except as set forth on Schedule 4.15(o), the Company is not subject to any restrictions or limitations pursuant to Part E2 of the Israeli Income Tax Ordinance or pursuant to any Tax ruling obtained by the Company made with reference to the provisions of Part E2.

(p) To the Knowledge of the Company, the Company is not expected to be a passive foreign investment company as defined under Sections 1291 and 1298 of the Code immediately prior to the Closing Date applying such tests assuming the taxable year of the Company ends at the end of the day immediately prior to the Closing Date.

(q) The Company is not a “controlled foreign corporation” as defined in Section 957 of the Code.

Section 4.16 Insurance. Except as would not reasonably be expected to have a Material Adverse Effect: (a) the Company and its Subsidiaries have insurance policies of the type, and that provide coverage, that is reasonable and appropriate considering the business of the Company and its Subsidiaries, and the Company and its Subsidiaries are in compliance in all respects thereunder, including with respect to the payment of premiums; and (b) except as set forth on Schedule 4.15(c) there is no claim pending under any such insurance policy as to which coverage has been denied or disputed by the applicable insurer.

Section 4.17 Real Property.

(a) Neither the Company nor any of its Subsidiaries owns any real property.

(b) Except as would not reasonably be expected to have a Material Adverse Effect, the Company or its applicable Subsidiary, as applicable, has a valid leasehold interest in all real property leased by the Company or any of its Subsidiaries (“Leased Company Real Property”). All material leases for the Leased Company Real Property under which the Company or any of its Subsidiaries is a lessee (collectively, the “Leases”) are in full force and effect and are enforceable in accordance with their respective terms, subject to the Enforceability Exceptions, except as would not reasonably be expected to have a Material Adverse Effect. None of the Company or any of its Subsidiaries has received any written notice of any, and to the Knowledge of the Company there is no, default under any such Lease, except as would not reasonably be expected to have a Material Adverse Effect.

Section 4.18 Intellectual Property and IT Security.

(a) Schedule 4.18(a) lists (i) all patents, patent applications, trademark or service mark registrations, applications for the registration of trademark or service marks, copyright registrations, and domain name registrations included in the Owned Intellectual Property as of the date of this Agreement (“Registered Intellectual Property”). Each item of Registered Intellectual Property is subsisting, and the Company and its Subsidiaries exclusively own all Owned Intellectual Property material to their business, free and clear of any Liens other than Permitted Liens. Except as would not reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries have sufficient rights to use all Intellectual Property used in or necessary for the conduct of their businesses. There is no Action pending, or, to the Knowledge of the Company, threatened in writing, challenging the validity, enforceability, ownership, registration, or use of any material Owned Intellectual Property.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) to the Knowledge of the Company, the conduct of the business of the Company and its Subsidiaries as currently conducted is not infringing upon, misappropriating or otherwise violating any Intellectual Property rights of any third party, and has not infringed upon, misappropriated or otherwise violated any Intellectual Property rights of any third party during the past three years, and (ii) to the Knowledge of the Company, no third party is infringing upon, misappropriating or otherwise violating any Owned Intellectual Property. The Company and its Subsidiaries have not received from any Person any written notice during the past three years that the Company or any of its Subsidiaries is infringing upon, misappropriating or otherwise violating any Intellectual Property rights of any Person in any material respect.

(c) The Company and its Subsidiaries have in place commercially reasonable measures designed to protect and maintain the confidentiality of any material trade secrets included in the Owned Intellectual Property. Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, each Company Employee who independently or jointly contributed to or otherwise participated in the authorship, invention, creation or development of any Owned Intellectual Property (each such person, a “Creator”) have (A) agreed to maintain and protect the trade secrets and confidential information of the applicable company and (B) assigned to such company all such Intellectual Property authored, invented, created or developed by such person on behalf of the Company or a Subsidiary thereof in the course of such Creator’s employment or other engagement with such company. Each Creator has waived any and all rights to royalties or other consideration or non-assignable rights in respect of all Owned Intellectual Property. Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, each Person that has had access to the source code or trade secrets of the Company has executed a confidentiality or similar agreement for the non-disclosure and non-use of such source code and trade secrets and to the Knowledge of the Company, there has been no unauthorized access, use or disclosure of any such source code or trade secrets included in the Owned Intellectual Property.

(d) Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (i) none of the software included in the Owned Intellectual Property (“Company Software”) that incorporates any software that is subject to any “open source”, “copyleft” or analogous license (including any license approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, GPL, AGPL or other open source software license) is used by the Company or its Subsidiaries in a manner that requires that any of the Company Software to be (x) disclosed or distributed in source code form, (y) licensed for the purpose of making derivative works, or (z) redistributable at no charge or minimal charge, and (ii) no source code of any Company Software has been licensed, escrowed or delivered to any third party, including an escrow agent, and no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or the occurrence of any condition) would reasonably be expected to result in a requirement that the source code of any Company Software be disclosed or delivered to any third party.

(e) Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, no (i) government funding or governmental grants from any Governmental Authority or (ii) facilities of a university, college, other educational institution or research center was used in the development of the Company Owned Intellectual Property. To the Knowledge of the Company, no Company Employee who was involved in, or who contributed to, the creation or development of any material Owned Intellectual Property has performed services for or otherwise was under restrictions resulting from his or her relations with any Governmental Authority, university, college or other educational institution or research center during a period of time during which any material Owned Intellectual Property were created or during such time that such Company Employee was also performing services for, or for the benefit of, the Company, nor has any such person created or developed any material Owned Intellectual Property with any governmental grant.

(f) The Company and its Subsidiaries have in place commercially reasonable measures designed to protect the confidentiality, integrity and security of the IT Systems, and commercially reasonable back-up and disaster recovery procedures designed for the continued operation of their businesses in the event of a failure of the IT Systems. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, in the past three years, to the Knowledge of the Company, there has been no security breach or other unauthorized access to the IT Systems that has resulted in the unauthorized access, use, disclosure, modification, encryption, loss, or destruction of any material information or data contained or stored therein.

(g) Except as set forth in Schedule 4.18(g) and except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and its Subsidiaries are in compliance, and for the past three years have been in compliance, with all applicable Laws, written and published policies of the Company and its Subsidiaries, and Specified Contracts, in each case, with respect to data privacy. Except as set forth in Schedule 4.18(g), to the Knowledge of the Company, there is no current Action pending against the Company or any of its Subsidiaries, including by any Governmental Authority, with respect to their collection, retention, storage, security, disclosure, transfer, disposal, use, or other processing of any personally identifiable information.

Section 4.19 Environmental Matters.

(a) The Company and its Subsidiaries are, and since January 1, 2019 has been, in compliance with all Environmental Laws applicable thereto, except where the failure to be, or to have been, in compliance with such Environmental Laws has not had, and would not have, individually or in the aggregate, a material and adverse effect on the Company and its Subsidiaries, taken as a whole.

(b) As of the date hereof, there are no written claims or notices of violation pending or, to the Knowledge of the Company issued to or threatened, against either the Company or any of its Subsidiaries alleging violations of or liability under any material Environmental Law.

(c) Neither the Company nor any of its Subsidiaries has treated, stored, manufactured, transported, handled, disposed or released any Hazardous Materials in any material respect.

(d) To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has any material liability with respect to the presence of Hazardous Materials in any Leased Company Real Property.

(e) Neither the Company nor any of its Subsidiaries has contractually assumed or provided an indemnity with respect to material liability of any other Person under any Environmental Laws.

Section 4.20 Brokers’ Fees. Other than as set forth on Schedule 4.20, no broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other similar fee, commission or other similar payment in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

Section 4.21 Related Party Transactions. Except for the Contracts set forth on Schedule 4.21 or Contracts that will be terminated or expire pursuant to its terms prior to the Closing without any liability to the Company or its Subsidiaries continuing following the Closing, there are no Contracts between the Company or any of its Subsidiaries, on the one hand, and any Affiliate, officer or director of the Company or its Subsidiaries, on the other hand, except in each case, for (i) employment agreements, fringe benefits and other compensation paid to directors, officers and employees consistent with previously established policies, (ii) reimbursements of expenses incurred in connection with their employment or service, (iii) amounts paid pursuant to Company Benefit Plans and (iv) powers of attorney and similar grants of authority made in the ordinary course of business.

Section 4.22 International Trade; Anti-Corruption.

(a) Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any of their respective directors, officers, employees, agents or other third-party representatives acting on behalf of the Company or any of its Subsidiaries, is currently, or has been in the last five years: (i) a Sanctioned Person; (ii) organized, resident or operating from a Sanctioned Country; (iii) knowingly engaged in any dealings or transactions with any Sanctioned Person or in any Sanctioned Country, in violation of Sanctions Laws; or (iv) otherwise in violation of applicable Sanctions Laws or Trade Control Laws (collectively, “Trade Controls”), except in each case as would not be material and adverse to the Company and its Subsidiaries, taken as a whole.

(b) Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any of their respective directors, officers, employees, agents or other third-party representatives acting on behalf of the Company or any of its Subsidiaries, has in the last five years been the subject of any written claim or allegation by any Governmental Authority that such Person has made any unlawful payment or given, offered, promised, or authorized or agreed to give, or received, any money or thing of value, directly or indirectly, to or from any Government Official or other Person in violation of any Anti-Corruption Laws, except as would not be material to the Company and its Subsidiaries, taken as a whole.

(c) In the past five years, neither the Company nor any of its Subsidiaries has received from any Governmental Authority or any other Person any notice, inquiry, or internal or external allegation; made any voluntary or involuntary disclosure to a Governmental Authority; or conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing related to Trade Controls or Anti-Corruption Laws, except as would not be material to the Company and its Subsidiaries, taken as a whole. The Company and its Subsidiaries maintain and enforce policies, procedures and internal controls reasonably designed to promote compliance with Anti-Corruption Laws and Trade Controls.

Section 4.23 No Other Representations. Except as provided in this Article IV, neither the Company, nor the Company Shareholders, nor any other Person has made, or is making, any representation or warranty whatsoever in respect of the Company, the Company’s Subsidiaries or their respective businesses.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SPAC

Except as set forth in the Schedules to this Agreement delivered by SPAC dated as of the date of this Agreement, or except as set forth in any of SPAC’s SEC Reports filed after the date of the SPAC’s final prospectus dated January 14, 2021 and prior to the date of this Agreement (excluding any disclosures in any “risk factors” section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimers and other disclosures that are generally cautionary, predictive or forward-looking in nature), SPAC represents and warrants to the Company as follows:

Section 5.01 Corporate Organization. SPAC is an exempted company duly incorporated, is validly existing and is in good standing under the Laws of the Cayman Islands and has the corporate power and authority to own, lease or operate its assets and properties and to conduct its business as it is now being conducted. SPAC has made available to the Company true and correct copies of each of the SPAC Organizational Documents as in effect as of the date hereof. SPAC is, and at all times has been, in compliance in all material respects with all restrictions, covenants, terms and provisions set forth in the SPAC Organizational Documents. SPAC is duly licensed or qualified and in good standing as a foreign corporation in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or materially impair the ability of SPAC to consummate the Transactions or otherwise have a material adverse effect on the Transactions (a “SPAC Impairment Effect”).

Section 5.02 Due Authorization.

(a) SPAC has all requisite corporate power and authority to execute and deliver this Agreement and each other Transaction Agreement to which it is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and such other Transaction Agreements and the consummation of the transactions contemplated hereby and thereby have been duly, validly and unanimously authorized and approved by the board of directors of SPAC and no other corporate or equivalent proceeding on the part of SPAC is necessary to authorize this Agreement or such other Transaction Agreements or SPAC’s performance hereunder or thereunder (except that the SPAC

Shareholder Approval is a condition to the consummation of the First Merger and the SPAC Second Merger Approval is a condition to the consummation of the Second Merger). This Agreement has been, and each such other Transaction Agreement (when executed and delivered by SPAC) will be, duly and validly executed and delivered by SPAC and, assuming due authorization and execution by each other party hereto and thereto, this Agreement constitutes, and each such other Transaction Agreement will constitute a legal, valid and binding obligation of SPAC, enforceable against SPAC in accordance with its terms, subject to the Enforceability Exceptions.

(b) The only approvals or votes required from the holders of the SPAC’s Equity Securities in connection with the entry into this Agreement by SPAC, the consummation of the Transactions, including the Closing, and the approval of the SPAC Transaction Proposals and the SPAC Second Merger Proposals are as set forth on Schedule 5.02(b).

(c) At a meeting duly called and held, the board of directors of SPAC has unanimously: (i) determined that this Agreement and the Transactions are fair to and in the best interests of the SPAC and the SPAC’s shareholders, (ii) determined that the fair market value of the Company is equal to at least 80% of the amount held in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned) as of the date hereof, (iii) approved the Transactions as a Business Combination, (iv) resolved to recommend to SPAC’s shareholders approval of each of the SPAC Transaction Proposals, and (v) resolved to, immediately following the consummation of the First Merger at the First Effective Time, seek approval of each of the SPAC Second Merger Proposals.

Section 5.03 No Conflict. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 5.05 and obtaining the SPAC Shareholder Approval and the SPAC Second Merger Approval, the execution, delivery and performance of this Agreement and any other Transaction Agreement to which SPAC is a party, and the consummation of the transactions contemplated hereby and thereby do not and will not (a) conflict with or violate any provision of, or result in the breach of the SPAC Organizational Documents, (b) contravene or conflict with or constitute a violation, in each case, in any material respect, of any provision of any material Law, Permit or Governmental Order binding on or applicable to SPAC, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract to which SPAC is a party, or (d) result in the creation of any Lien upon any of the properties or assets of SPAC (including the Trust Account), except in the case of each of clauses (c) and (d) as would not reasonably be expected to have, individually or in the aggregate, a SPAC Impairment Effect.

Section 5.04 Litigation and Proceedings. Since its incorporation to the date of this Agreement, there has been no pending or, to the knowledge of SPAC, threatened (in writing) Actions by or against SPAC that, if adversely decided or resolved, had, or would reasonably be expected to have, individually or in the aggregate, a SPAC Impairment Effect. There is no Governmental Order currently imposed upon SPAC that would reasonably be expected to have, individually or in the aggregate, a SPAC Impairment Effect. SPAC is not party to any settlement or similar agreement regarding any of the matters set forth in the two preceding sentences that contains any ongoing obligations, restrictions or liabilities (of any nature) that would reasonably be expected to have, individually or in the aggregate, a SPAC Impairment Effect.

Section 5.05 Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of the Company and its Subsidiaries contained in this Agreement, no action by, consent, approval, permit or authorization of, or designation, declaration or filing with, any Governmental Authority or notice, approval, consent waiver or authorization from any Governmental Authority is required on the part of SPAC with respect to SPAC’s execution, delivery and performance of this Agreement and the other Transaction Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby, except for (i) obtaining the consents of, or submitting notifications, filings, notices or other submissions to, the Governmental Authorities listed on Schedule 5.05, (ii) the filing with the SEC of (A) the Proxy Statement/Prospectus and the declaration of the effectiveness thereof by the SEC, (B) any other documents or information required pursuant to applicable requirements, if any, of applicable Securities Laws, and (C) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the other Transaction Agreements or the Transactions, (iii) compliance with and filings or notifications required to be filed with the state securities regulators pursuant to “blue sky” Laws and state takeover Laws as may be required in connection with this Agreement, the other Transaction Agreements or the Transactions, (iv) the filing of the First Plan of Merger in accordance with Cayman Companies Law, (v) the filing of the Second Plan of Merger in accordance with Cayman Companies Law, (vi) the SPAC Shareholder Approval, and (vii) the SPAC Second Merger Approval.

Section 5.06 Trust Account.

(a) As of the date hereof, there is at least $1,000,000,000 held in a trust account (the “Trust Account”), maintained by the Trustee pursuant to the Trust Agreement. Prior to the Closing, none of the funds held in the Trust Account may be released except (i) in accordance with the Trust Agreement, the other SPAC Organizational Documents, and SPAC’s final prospectus dated January 14, 2021, (ii) to pay franchise taxes and income taxes from any interest income earned in the Trust Account, or (iii) to redeem SPAC Shares in accordance with the provisions of the SPAC Organizational Documents. Amounts in the Trust Account are invested in United States Government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended. SPAC has performed all material obligations required to be performed by it to date under, and is not in material default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement and the Trust Account, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. There are no Actions pending, or to the knowledge of SPAC, threatened with respect to the Trust Account or the funds contained therein. SPAC has not released any money from the Trust Account (other than as permitted by the Trust Agreement). The consummation of the Transactions shall not cause or require the dissolution or liquidation of the SPAC pursuant to the SPAC Organizational Documents or otherwise. From and after the First Effective Time, no shareholder of SPAC shall be entitled to receive any amount from, or any amount previously held in, the Trust Account except to the extent such shareholder shall have elected to tender its shares of SPAC Class A Shares for redemption pursuant to the SPAC Shareholder Redemption prior to such time. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of SPAC and the Trustee, enforceable in accordance with its terms. The Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or otherwise modified, in any respect, and, to the knowledge of SPAC, no such termination, repudiation, rescission, amendment, supplement or modification is contemplated or anticipated. There are no side letters or other Contracts, arrangements or understandings, whether written or unwritten, express or implied, with the Trustee or any other Person that would (i) cause the description of the Trust Agreement in the SEC Reports to be inaccurate or (ii) entitle any Person (other than (x) in respect of deferred underwriting commissions, (y) shareholders of SPAC who shall have elected to redeem their shares of SPAC Class A Shares pursuant to the SPAC Shareholder Redemption or the underwriters of SPAC’s initial public offering in respect of their Deferred Discount (as defined in the Trust Agreement), or (z) if SPAC fails to complete a business combination within the allotted time period set forth in the SPAC Organizational Documents and liquidates the Trust Account, subject to the terms of the Trust Agreement, SPAC (in limited amounts to permit SPAC to pay the expenses of the Trust Account’s liquidation, dissolution and winding up of SPAC) and then the SPAC Shareholders) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account are permitted to be released, except (x) in the circumstances described in the SPAC Organizational Documents, including pursuant to SPAC Shareholder Redemptions and (y) to Sponsor with respect to income earned on the proceeds in the Trust Account.

(b) As of the date hereof, SPAC has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to SPAC on the Closing Date. As of the date hereof, SPAC does not have, or have any present intention, Contract, arrangement or understanding to enter into or incur, any Contract or other obligations with respect to or under any Indebtedness.

Section 5.07 Brokers’ Fees. Other than as set forth on Schedule 5.07, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee, underwriting fee, deferred underwriting fee, commission or other similar payment in connection with the Transactions or any other potential Business Combination or other transaction considered or engaged in by or on behalf of SPAC based upon arrangements made by or on behalf of SPAC or any of its Affiliates, including the Sponsor.

Section 5.08 SEC Reports; Financial Statements; Sarbanes-Oxley Act; Undisclosed Liabilities.

(a) SPAC has filed or furnished in a timely manner all required registration statements, reports, schedules, forms, statements and other documents required to be filed or furnished by it with the SEC (collectively, including any statements, reports, schedules, forms, statements and other documents required to be filed or furnished by it with the SEC subsequent to the date of this Agreement, each as it has been amended since the time of its filing and including all exhibits thereto, the “SEC Reports”). Each SEC Report, as of their respective dates (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), complied in all material respects with the applicable requirements of the Exchange Act, the Securities Act and the other U.S. federal securities laws and the rules and regulations of the SEC promulgated thereunder or otherwise (collectively, the “Federal Securities Laws”) (including, as applicable, the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and any rules and regulations promulgated thereunder). None of the SEC Reports, as of their respective dates (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), contains any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments from the SEC with respect to the SEC Reports. None of the SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

(b) The SEC Reports contain true and complete copies of the applicable financial statements of SPAC. The audited financial statements and unaudited interim financial statements (including, in each case, the notes and schedules thereto) included in the SEC Reports complied in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto, none of which is expected to be material) and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the financial position of SPAC as of the respective dates thereof and the results of their operations and cash flows for the respective periods then ended. SPAC does not have any material off-balance sheet arrangements that are not disclosed in the SEC Reports.

(c) SPAC has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to SPAC is made known to SPAC’s principal executive officer and its principal financial officer. Such disclosure controls and procedures are effective in timely alerting SPAC’s principal executive officer and principal financial officer to material information required to be included in SPAC’s financial statements included in SPAC’s periodic reports required under the Exchange Act.

(d) SPAC has established and maintains systems of internal accounting controls that are sufficient to provide reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for SPAC’s assets. SPAC maintains, and since its incorporation has maintained, books and records of SPAC and its Subsidiaries in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of SPAC in all material respects.

(e) There is, and since its incorporation has been, no (i) “significant deficiency” in the internal controls over financial reporting of SPAC, (ii) “material weakness” in the internal controls over financial reporting of SPAC or (iii) fraud, whether or not material, that involves management or other employees of SPAC who have a significant role in the internal controls over financial reporting of SPAC.

(f) Each director and executive officer of SPAC has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder.

(g) SPAC has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act. There are no outstanding loans or other extensions of credit made by SPAC to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of SPAC.

(h) SPAC has no liabilities, debts or obligations, whether accrued, contingent, absolute, determined, determinable or otherwise, required to be reflected or reserved for on a balance sheet prepared in accordance with GAAP, except for liabilities, debts or obligations (i) incurred or arising under or in connection with the Transactions, including expenses related thereto, or (ii) incurred in connection with or incident or related to SPAC’s incorporation or continuing corporate existence, which, for purposes of this clause (ii), are immaterial in nature.

Section 5.09 Compliance with Laws. SPAC is, and since its incorporation has been, in compliance in all material respects with all applicable Laws. SPAC has not received any written notice from any Governmental Authority of a violation of any applicable Law since its incorporation, except for any such violation which, individually or in the aggregate, has not had and would not reasonably be expected to be material to the SPAC. SPAC holds, and since its incorporation has held, all material licenses, approvals, consents, registrations, franchises and permits necessary for the lawful conduct of the business of SPAC (the “SPAC Permits”). SPAC is, and since its incorporation has been, in compliance with and not in default under such SPAC Permits, in each case, except for such noncompliance that would not, individually or in the aggregate, be material to SPAC.

Section 5.10 Business Activities.

(a) Since its incorporation, SPAC has not conducted any business activities other than activities directed toward the accomplishment of a Business Combination. Except as set forth in the SPAC Organizational Documents, there is no Contract, commitment, or Governmental Order binding upon SPAC or to which SPAC is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of SPAC or any acquisition of property by SPAC, the Company or any of its Subsidiaries or the conduct of business by SPAC, the Company or any of its Subsidiaries as currently conducted or as contemplated to be conducted, in each case, following the Closing in any material respects.

(b) SPAC does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transactions, neither SPAC nor any of its Subsidiaries has any interests, rights, obligations or liabilities with respect to, or is party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination.

(c) Except for this Agreement and the other Transaction Agreements or as set forth on Schedule 5.10(c), SPAC is not, and at no time has been, party to any Contracts with any other Person that would require payments by SPAC in excess of $100,000 in the aggregate.

(d) SPAC has no liabilities, debts or obligations, except for liabilities, debts and obligations (i) reflected or reserved for on SPAC’s consolidated balance sheet as of December 31, 2020 or disclosed in the notes thereto, (ii) that have arisen since the date of SPAC’s consolidated balance sheet as of December 31, 2020 in the ordinary course of the operation of business of SPAC, or (iii) incurred in connection with or contemplated by this Agreement and/or the Transactions.

Section 5.11 Tax Matters.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a SPAC Impairment Effect:

(i) all Tax Returns required to be filed by SPAC have been filed (taking into account extensions) and all such Tax Returns are true, correct and complete in all material respects;

(ii) all Taxes required to be paid by SPAC have been duly and timely paid;

(iii) no Tax audit, examination or other proceeding (administrative or judicial) with respect to Taxes of SPAC is pending or otherwise in progress or has been threatened in writing by any Governmental Authority;

(iv) SPAC has complied in all material respects with all applicable Laws relating to the collection, withholding, reporting, and remittance of Taxes;

(v) SPAC has not participated in any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011 4 (or any similar or analogous provision of state, local or non-U.S. Law);

(vi) there are no Liens for Taxes on any of the assets of SPAC, other than Permitted Liens;

(vii) there are no written assessments, deficiencies, adjustments or other claims with respect to Taxes that have been asserted, assessed, or threatened against SPAC that have not been paid or otherwise resolved in full;

(viii) SPAC is not subject to any Tax sharing, allocation or similar agreement (other than such Agreements that have been disclosed in public filings with respect to SPAC or that are customary commercial contracts entered into with persons who are not Affiliates or direct or indirect equity holders in the Sponsor);

(ix) SPAC does not have any liability for the Taxes of any Person (other than SPAC) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) or (ii) as a transferee or successor, or by Contract (except for liabilities pursuant to commercial Contracts entered into in the ordinary course of business and not primarily relating to Taxes);

(x) SPAC does not have a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise have an office or fixed place of business in a country other than the country in which it is organized;

(xi) SPAC will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date; (ii) installment sale or open transaction made prior to the Closing Date; (iii) prepaid amount received or deferred revenue accrued on or prior to the Closing Date; (iv) use of an improper method of accounting for a taxable period on or prior to the Closing Date or (v) any agreement entered into with any Governmental Authority in respect of Taxes. SPAC has not made an election pursuant to Section 965(h) of the Code; and

(xii) SPAC will not be required to pay any material Tax after the Closing Date as a result of any deferral of a payment obligation or advance of a credit with respect to Taxes to the extent relating to any action, election, deferral, filing, or request made or taken by SPAC (including the non-payment of a Tax) on or prior to the Closing Date (including (1) the delay of payment of employment Taxes under any COVID-19 Tax Measure or any similar notice or order or law, and (2) the advance refunding or receipt of credits under any COVID-19 Tax Measure (including, without limitation, Section 3606 of the CARES Act)).

(b) SPAC (or any predecessor thereof) has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock that was purported or intended to be governed in whole or in part by Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) since January 1, 2017.

(c) SPAC has not taken any action (nor permitted any action to be taken), that would reasonably be expected to prevent the Mergers from constituting a transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations thereunder.

(d) SPAC is a Tax resident only in its jurisdiction of formation.

(e) SPAC (i) is not a “surrogate foreign corporation” or “expatriated entity” within the meaning of Section 7874 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) or is treated as a U.S. corporation for U.S. federal Tax purposes by reason of the application of Sections 269B or 7874(b) of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) or (ii) was not created or organized in the United States such that such entity would be taxable in the United States as a domestic entity pursuant to the dual charter provision of Treasury Regulation Section 301.7701-5(a). (or any corresponding or similar provision of state, local or non-U.S. Tax Law).

(f) SPAC does not have knowledge of any fact or any reason that (when taken together with the SPAC’s understanding of other relevant facts) would reasonably be expected to cause the Company to be treated, following the completion of the Transactions, as a Tax resident of a country other than Israel.

(g) SPAC is and has since formation been treated as a corporation for U.S. federal (and applicable state and local) income Tax purposes.

(h) SPAC is expected to be a passive foreign investment company as defined under Sections 1291 and 1298 of the Code immediately prior to the Closing Date applying such tests assuming the taxable year of the Company ends at the end of the day immediately prior to the Closing Date.

(i) SPAC is not a “controlled foreign corporation” as defined in Section 957 of the Code.

Section 5.12 Capitalization.

(a) The authorized share capital of the Company is $55,100.00 divided into (i) 500,000,000 SPAC Class A Shares, (ii) 50,000,000 SPAC Class B Shares, and (iii) 1,000,000 preference shares of a par value of $0.0001 each (“SPAC Preferred Shares”). Schedule 5.12(a) sets forth the total number and amount of all of the issued and outstanding Equity Securities of SPAC, and further sets forth the amount and type of Equity Securities of SPAC owned or held by each of Sponsor and each of Sponsor’s Affiliates. No SPAC Preferred Shares have been issued or are outstanding. All of the issued and outstanding shares of Equity Securities of SPAC (i) have been duly authorized and validly issued and are fully paid and non-assessable, (ii) were issued in full compliance with applicable Law and the SPAC Organizational Documents and (iii) were not issued in breach or violation of any preemptive rights or Contract.

(b) Except as set forth on Schedule 5.12(a), there are no Equity Securities of SPAC authorized, reserved, issued or outstanding. Except as disclosed in the SEC Reports or the SPAC Organizational Documents, there are no outstanding obligations of SPAC to repurchase, redeem or otherwise acquire any Equity Securities of SPAC. There are no outstanding bonds, debentures, notes or other indebtedness of SPAC having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which SPAC’s shareholders may vote. Except as disclosed in the SEC Reports, SPAC is not a party to any shareholders agreement, voting agreement or registration rights agreement relating to SPAC Shares or any other Equity Securities of SPAC.

(c) SPAC does not own any Equity Securities in any other Person or have any right, option, warrant, conversion right, stock appreciation right, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any Equity Securities, or any securities or obligations exercisable or exchangeable for or convertible into Equity Securities of such Person.

Section 5.13 NYSE Listing. The issued and outstanding SPAC Class A Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “TBA.” SPAC is a member in good standing with the NYSE and has complied with the applicable listing requirements of the NYSE. There is no Action pending or, to the knowledge of SPAC, threatened against SPAC by the NYSE or the SEC with respect to any intention by such entity to deregister the SPAC Class A Shares or terminate the listing of SPAC Class A Shares on the NYSE. None of SPAC or its Affiliates has taken any action in an attempt to terminate the registration of the SPAC Class A Shares under the Exchange Act except as contemplated by this Agreement. SPAC has not received any notice from the NYSE or the SEC regarding the revocation of such listing or otherwise regarding the delisting of the SPAC Class A Shares from the NYSE or the SEC.

Section 5.14 Material Contracts; No Defaults.

(a) SPAC has filed as an exhibit to the SEC Reports every “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) (other than confidentiality and non-disclosure agreements and this Agreement) to which, as of the date of this Agreement, SPAC is a party or by which any of its respective assets are bound.

(b) Each Contract of a type required to be filed as an exhibit to the SEC Reports, whether or not filed, was entered into at arm’s length. Except for any Contract that has terminated or will terminate upon the expiration of the stated term thereof prior to the Closing Date, with respect to any Contract of the type required to be filed as an exhibit to the SEC Reports, whether or not filed, (i) such Contracts are in full force and effect and represent the legal, valid and binding obligations of SPAC, and, to the knowledge of SPAC, the other parties thereto, and are enforceable by SPAC to the extent a party thereto in accordance with their terms, subject in all respects to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law), (ii) SPAC and, to the knowledge of SPAC, the counterparties thereto, are not in material breach of or material default (or would be in material breach, violation or default but for the existence of a cure period) under any such Contract, (iii) SPAC has not received any written or oral claim or notice of material breach of or material default under any such Contract, (iv) no event has occurred which, individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any such Contract by SPAC or any other party thereto (in each case, with or without notice or lapse of time or both) and (v) SPAC has not received written notice from any other party to any such Contract that such party intends to terminate or not renew any such Contract.

Section 5.15 Related Party Transactions. Schedule 5.15 sets forth all Contracts, transactions, arrangements or understandings between (a) SPAC, on the one hand, and (b) any officer, director, employee, partner, member, manager, direct or indirect equityholder (including Sponsor) or Affiliate of either SPAC or Sponsor (or any Affiliate of Sponsor), on the other hand (each Person identified in this clause (b), a “SPAC Related Party”). Except as set forth in Schedule 5.15, no SPAC Related Party (i) owns any interest in any material asset used by SPAC, or (ii) owes any material amount to, or is owed any material amount by, SPAC.

Section 5.16 Sponsor Support Agreement. SPAC has delivered to the Company a true, correct and complete copy of the Sponsor Support Agreement. The Sponsor Support Agreement is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by SPAC. The Sponsor Support Agreement is a legal, valid and binding obligation of SPAC and, each other party thereto (including Sponsor) and neither the execution or delivery by any party thereto, nor the performance of any party’s obligations under, the Sponsor Support Agreement violates any provision of, or results in the breach of or default under, or require any filing, registration or qualification under, any applicable Law. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach of any party under the Sponsor Support Agreement.

Section 5.17 Investment Company Act; JOBS Act. Neither SPAC nor any of its Subsidiaries is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case, within the meaning of the Investment Company Act of 1940, as amended. SPAC constitutes an “emerging growth company” within the meaning of the JOBS Act.

Section 5.18 Absence of Changes. Since the date of SPAC’s incorporation (a) there has not been any event or occurrence that has had, or would reasonably be expected to have, individually or in the aggregate, a SPAC Impairment Effect, and (b) except as expressly contemplated by this Agreement, the other Transaction Agreements or in connection with the Transactions, SPAC has carried on its business in all material respects in the ordinary course of business.

Section 5.19 Residency. SPAC is a non-Israeli resident company that has no activities in Israel, and its activity is controlled and managed outside of Israel. Each of SPAC’s directors, officers, managers and general managers are non-Israeli residents and conduct SPAC’s activity outside of Israel.

Section 5.20 No Other Representations. Except as provided in this Article V, neither SPAC nor any other Person has made, or is making, any representation or warranty whatsoever in respect of SPAC.

ARTICLE VI

COVENANTS OF THE COMPANY

Section 6.01 Conduct of Business. From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms (the “Interim Period”), the Company shall, and shall cause its Subsidiaries to, except as expressly contemplated by this Agreement (including the Recapitalization) or any other Transaction Agreement, as set forth on Schedule 6.01, as consented to in writing by SPAC (which consent shall not be unreasonably conditioned, withheld or delayed), or as required by applicable Law, conduct and operate its business in the ordinary course of business in all material respects. Without limiting the generality of the foregoing, except as contemplated by this Agreement (including the Recapitalization) or in any other Transaction Agreement, as set forth on Schedule 6.01, as consented to by SPAC in writing (such consent not to be unreasonably conditioned, withheld or delayed), or as required by applicable Law, the Company shall not, and the Company shall cause its Subsidiaries not to, during the Interim Period:

(a) change or amend its Organizational Documents;

(b) make, declare, set aside, establish a record date for or pay any dividend or distribution, other than any dividends or distributions from any wholly owned Subsidiary of the Company either to the Company or any other wholly owned Subsidiaries of the Company;

(c) except for entries, modifications, amendments, waivers or terminations in the ordinary course of business, enter into, materially modify, materially amend, waive any material right under or terminate, any Specified Contract, or any Lease;

(d) other than in connection with the exercise of options outstanding as of the date of this Agreement or otherwise granted as permitted by the terms of this Agreement, (i) issue, deliver, sell, transfer, pledge or dispose of, or place any Lien (other than a Permitted Lien) on, any Equity Securities of the Company or any of its Subsidiaries or (ii) issue or grant any options, warrants or other rights to purchase or obtain any Equity Securities of the Company or any of its Subsidiaries;

(e) sell, assign, transfer, convey, lease, license, abandon, allow to lapse or expire, subject to or grant any material Lien (other than Permitted Liens) on, or otherwise dispose of, any material assets, rights or properties (including material Intellectual Property), other than (i) the sale or license of goods and services to customers in the ordinary course of business, (ii) the sale or other disposition of assets or equipment deemed by the Company in its reasonable business judgment to be obsolete or otherwise warranted in the ordinary course of business, (iii) grants of non-exclusive licenses of Intellectual Property in the ordinary course of business, (iv) as already contracted by the Company or any of its Subsidiaries, or (v) transactions among the Company and its Subsidiaries or among its Subsidiaries;

(f) settle any pending or threatened Action if such settlement would require payment by the Company in an amount greater than $10,000,000 or admit criminal wrongdoing;

(g) except in the ordinary course of business consistent with past practices, or as otherwise required by the terms of any existing Company Benefit Plan or existing employment Contract as in effect on the date hereof or as otherwise required under applicable Law, (i) pay or promise to pay, fund any new, enter into or make any grant of any severance, change in control, retention or termination payment to any Company Employee, (ii) take any action to accelerate any material payments or benefits, or the funding of any material payments or benefits, payable or to become payable to any officer level Company Employees, (iii) take any action to materially increase any compensation or material benefits of any Company Employee, except for bonuses, base salary increases or in connection with any promotions or (iv) establish, adopt, enter into, amend or terminate any material Company Benefit Plan or any Contract that would be a material Company Benefit Plan if it were in existence as of the date of this Agreement;

(h) negotiate, modify, extend, or enter into any CBA or recognize or certify any labor union, labor organization, works council, or group of employees as the bargaining representative for any employees of the Company or its Subsidiaries;

(i) make any loans or advance any money or other property to any Person, except for (A) advances in the ordinary course of business to employees, officers or directors of the Company or any of its Subsidiaries for expenses, (B) prepayments and deposits paid to suppliers of the Company or any of its Subsidiaries in the ordinary course of business, (C) trade credit extended to customers of the Company or any of its Subsidiaries in the ordinary course of business and (D) advances or other payments among the Company and its Subsidiaries;

(j) redeem, purchase, repurchase or otherwise acquire, or offer to redeem, purchase, repurchase or acquire, any Equity Securities of the Company any of its Subsidiaries other than (x) transactions among the Company and its Subsidiaries or among the Subsidiaries of the Company, or (y) in connection with the termination of employees of the Company or any of its Subsidiaries under the Company’s existing option plans;

(k) adjust, split, combine, subdivide, recapitalize, reclassify or otherwise effect any change in respect of any Equity Securities of the Company or any of its Subsidiaries;

(l) make any material change in accounting principles, estimation techniques and assumptions or methods of financial accounting materially affecting the reported consolidated assets, liabilities or results of operations of the Company and its Subsidiaries, other than as may be required by GAAP or applicable Law;

(m) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or its Subsidiaries;

(n) make, change or revoke any material Tax election in a manner inconsistent with past practice, change or revoke any material accounting method with respect to Taxes, file any material Tax Return in a manner materially inconsistent with past practice, settle or compromise any material Tax claim or Tax liability, enter into any material closing agreement with respect to any Tax, or surrender any right to claim a material refund of Taxes, or change its jurisdiction of tax residency;

(o) other than in the ordinary course of business, incur, create, assume or guarantee any indebtedness for borrowed money in excess of $10,000,000, other than (x) ordinary course trade payables, (y) between the Company and any of its wholly owned Subsidiaries or between any of such wholly owned Subsidiaries or (z) in connection with borrowings, extensions of credit and other financial accommodations under the Company’s and Subsidiaries’ existing credit facilities, notes and other existing indebtedness as of the date of this Agreement and, in each case, any refinancings thereof;

(p) other than in the ordinary course of business, enter into any agreement that materially restricts the ability of the Company or its Subsidiaries to engage or compete in any line of business, enter into any agreement that materially restricts the ability of the Company or its Subsidiaries to enter into a new line of business or enter into any new line of business;

(q) (i) make any capital expenditures that in the aggregate exceed $10,000,000, other than any capital expenditure (or series of related capital expenditures) consistent in all material respects with, or (ii) delay the making of any material capital expenditures as provided in, the Company’s annual capital expenditures budget for periods following the date hereof, made available to SPAC;

(r) accelerate or delay any annual or other bonuses ahead of the date on which such bonuses would have been paid in the ordinary course of business for fiscal year 2021;

(s) except in the ordinary course of business consistent with past practices, (i) make any changes which are material to the Company and its Subsidiaries (taken as a whole) with respect to their policies or practices concerning (A) collection of accounts receivable, or (B) payment of accounts payable; or (ii) make any changes which are material to the Company and its Subsidiaries (taken as a whole) in its cash management customs and practices (including customs and practices relating to the timing of collection of receivables, the timing of payment of payables and any other movement of cash, cash equivalents or marketable securities);

(t) enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions;

(u) directly or indirectly acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by purchasing all of or a substantial equity interest in, or by any other manner, any business or any corporation, partnership, limited liability company, joint venture, association or other entity or Person or division thereof; or

(v) enter into any Contract to do any action prohibited under Section 6.01 above.

Notwithstanding anything to the contrary contained herein (including this Section 6.01), (x) nothing herein shall prevent the Company or any of its Subsidiaries from taking any COVID-19 Measures or any action that is taken in good faith in response to COVID-19, and no such action (or failure to act) shall serve as a basis for SPAC to terminate this Agreement or assert that any of the conditions to the Closing contained herein have not been satisfied and (y) nothing in this Section 6.01 is intended to give SPAC or any of its Affiliates, directly or indirectly, the right to control or direct the business or operations of the Company or its Subsidiaries prior to the Closing, and prior to the Closing, the Company and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their respective businesses and operations.

Section 6.02 Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to the Company or any of its Subsidiaries by third parties that may be in the Company’s or any of its Subsidiaries’ possession from time to time, and except for any information which (x) relates to the negotiation of this Agreement or the Transactions, (y) is prohibited from being disclosed by applicable Law or (z) on the advice of legal counsel of the Company would result in the loss of attorney-client privilege or other privilege from disclosure (provided that the Company will use reasonable best efforts to provide any information described in the foregoing clauses (y) or (z) in a manner that would not be so prohibited or would not jeopardize privilege), the Company shall, and shall cause its Subsidiaries to, afford to SPAC and its Representatives reasonable access during the Interim Period, and with reasonable advance notice, in such manner as to not interfere with the normal operation of the Company and its Subsidiaries and so long as reasonably feasible or permissible under applicable Law and subject to appropriate COVID-19 Measures, to the properties, books, Tax Returns, records and appropriate officers and employees of the Company and its Subsidiaries, and shall use its reasonable best efforts to furnish such Representatives with all financial and operating data and other information concerning the affairs of the Company and its Subsidiaries that are in the possession of the Company or its Subsidiaries, in each case, as SPAC and its Representatives may reasonably request solely for purposes of consummating the Transactions; provided that such access shall not include any invasive or intrusive investigations or testing, sampling or analysis of any properties, facilities or equipment of the Company or its Subsidiaries. All information obtained by SPAC and its Representatives under this Agreement shall be subject to the Confidentiality Agreement.

Section 6.03 No Claim Against the Trust Account. Each of the Company, Merger Sub and Merger Sub II acknowledges that it has read SPAC’s final prospectus, dated January 14, 2021, the other SEC Reports, the SPAC Organizational Documents and the Trust Agreement and understands that SPAC has established the Trust Account described therein for the benefit of SPAC’s public shareholders and that disbursements from the Trust Account are available only in the limited circumstances set forth in the Trust Agreement. Each of the Company, Merger Sub and Merger Sub II further acknowledges that, if the Transactions, or, in the event of a termination of this Agreement, another Business Combination, are not consummated within 24 (or in certain circumstances, 30) months from the closing of the offering contemplated by SPAC’s final prospectus, SPAC will be obligated to return to its shareholders the amounts being held in the Trust Account. Accordingly, and subject to the following proviso, each of the Company, Merger Sub and Merger Sub II (on behalf of itself and its respective Affiliates, Representatives and equityholders) hereby irrevocably waives any past, present or future right, title, interest or claims (whether based on contract, tort, equity or any other theory of legal liability) of any kind in or to any monies in the Trust Account (or to collect any monies from the Trust Account) and agree not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of or relating to, this Agreement or the Transactions with SPAC; provided that notwithstanding anything herein or otherwise to the contrary, (x) nothing herein shall serve to limit or prohibit the Company’s right to pursue a claim against SPAC for legal relief against monies or other assets of SPAC held outside the Trust Account to the extent permitted by this Agreement or for specific performance or other equitable relief in connection with the consummation of the Transactions (including a claim for SPAC to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the SPAC Shareholder Redemption) to the Company in accordance with the terms of this Agreement and the Trust Agreement) and (y) nothing herein shall serve to limit or prohibit any claims that the Company may have in the future against SPAC’s (or its successors’) assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds). This Section 6.03 shall survive the termination of this Agreement for any reason.

Section 6.04 Proxy Statement Cooperation.

(a) The Company and SPAC shall work in good faith with one another in connection with (x) the drafting of the Proxy Statement and (y) responding in a timely manner to comments on the Proxy Statement from the SEC. Without limiting the generality of the foregoing, the Company shall reasonably cooperate with SPAC in connection with the preparation for inclusion in the Proxy Statement of pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC).

(b) From and after the date on which the Proxy Statement is mailed to SPAC’s shareholders, (i) the Company will give SPAC prompt written notice of any development regarding the Company or its Subsidiaries and (ii) SPAC will give the Company prompt written notice of any development regarding SPAC, in either case which becomes known by the Company or SPAC, as applicable, that would cause the Proxy Statement to contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained in the Proxy Statement, in light of the circumstances under which they were made, not misleading; provided that if any such development shall otherwise occur, SPAC and the Company shall cooperate in good faith to cause an amendment or supplement to be made promptly to the Proxy Statement, such that the Proxy Statement no longer contains an untrue statement of a material fact or omits to state to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided, further, that no information received by SPAC or the Company, as applicable, pursuant to this Section 6.04 shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the party who disclosed such information, and no such information shall be deemed to change, supplement or amend the Schedules.

Section 6.05 Company Securities Listing. The Company will use its reasonable best efforts to cause: (i) the Company’s initial listing application with the NYSE in connection with the Transactions to have been approved; (ii) the Company to satisfy all applicable initial listing requirements of the NYSE; and (iii) the Class A Ordinary Shares issuable in accordance with this Agreement, including the Mergers, to be approved for listing on the NYSE (and SPAC shall reasonably cooperate in connection therewith), subject to official notice of issuance, in each case, as promptly as reasonably practicable after the date of this Agreement, and in any event prior to the Second Effective Time. The Company shall pay all fees of NYSE in connection with the application to list and the listing of the Class A Ordinary Shares.

Section 6.06 Employee Matters.

(a) Equity Plan. Prior to the Closing Date, the Company shall adopt: (i) the Incentive Equity Plan Modifications in substantially the form attached hereto as Exhibit B (with such changes that may be agreed in writing by SPAC (such agreement not to be unreasonably withheld, conditioned or delayed)), and (ii) the ESPP in substantially the form attached hereto as Exhibit C (with such changes as may be agreed in writing by SPAC (such agreement not to be unreasonably withheld, conditioned or delayed)), in each case, effective as of the Closing Date.

(b) No Third-Party Beneficiaries. Notwithstanding anything herein or otherwise to the contrary, all provisions contained in this Section 6.06 are included for the sole benefit of SPAC and the Company, and that nothing in this Agreement, whether express or implied, (i) shall limit the right of the Company or its Affiliates to amend, terminate or otherwise modify any Company Benefit Plan or other employee benefit plan, agreement or other arrangement following the Closing Date, or (ii) shall confer upon any Person who is not a party to this Agreement (including any equityholder, any current or former director, manager, officer, employee or independent contractor of the Company, or any participant in any Company Benefit Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof)), any right to continued or resumed employment or recall, any right to compensation or benefits, or any third-party beneficiary or other right of any kind or nature whatsoever.

Section 6.07 [RESERVED].

Section 6.08 Merger Sub Shareholder Approval. Upon receipt of the SPAC Shareholder Approval, the Company, as the sole shareholder of Merger Sub, will authorize the First Merger and the entry into the First Plan of Merger.

Section 6.09 Merger Sub II Shareholder Approval. Upon receipt of the SPAC Second Merger Approval, the Company, as the sole shareholder of Merger Sub II, will authorize the Second Merger and the entry into the Second Plan of Merger.

ARTICLE VII

COVENANTS OF SPAC

Section 7.01 Indemnification and Directors’ and Officers’ Insurance.

(a) All rights to exculpation, indemnification and advancement of expenses existing as of the date of this Agreement in favor of the current or former directors or officers of SPAC (each, together with such person’s heirs, executors or administrators, a “D&O Indemnitees”) under the SPAC Organizational Documents or under any indemnification agreement such D&O Indemnitee may have with SPAC, in each case, as in effect as of immediately prior to the date of this Agreement (collectively, the “Existing D&O Arrangements”), shall survive the Closing and shall continue in full force and effect for a period of six years from the Closing Date. For a period of six years from the Closing Date, to the maximum extent permitted under applicable Law, the Company shall cause the Surviving Company to maintain in effect the Existing D&O Arrangements, and the Company shall, and shall cause the Surviving Company to, not amend, repeal or otherwise modify any such provisions in any manner that would materially and adversely affect the rights thereunder of any D&O Indemnitee; provided, however, that all rights to indemnification or advancement of expenses in respect of any Action pending or asserted or any claim made within such period shall continue until the disposition of such Action or resolution of such claim. The Company shall not have any obligation under this Section 7.01 to any D&O Indemnitee when and if a court of competent jurisdiction shall determine, in a final, non-appealable judgement, that the indemnification of such D&O Indemnitee in the manner contemplated hereby is prohibited by applicable Law.

(b) At or prior to the Closing, SPAC shall obtain a six year “tail” or “runoff” directors’ and officers’ liability insurance policy (the “D&O Tail”) in respect of acts or omissions occurring prior to the First Effective Time covering each individual who is a director or officer of SPAC currently covered by the directors’ and officers’ liability insurance policy of SPAC on terms with respect to coverage, deductibles and amounts no less favorable than those of such policy in effect on the date of this Agreement. The Company shall, and shall cause the Surviving Company to, maintain the D&O Tail in full force and effect for its full term. The cost of the D&O Tail shall be borne by the Surviving Company.

(c) If the Surviving Company or any of its successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of the Surviving Company shall assume all of the obligations set forth in this Section 7.01.

(d) This Section 7.01 is intended for the benefit of, and to grant third party rights to, the D&O Indemnities, whether or not parties to this Agreement, and each of such persons shall be entitled to enforce the covenants contained herein.

Section 7.02 Conduct of SPAC During the Interim Period.

(a) During the Interim Period, except as set forth on Schedule 7.02, as required by this Agreement, as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld or delayed), or as required by applicable Law (including COVID-19 Measures), SPAC shall not:

(i) change or amend the Trust Agreement or the SPAC Organizational Documents;

(ii) (A) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding Equity Securities of SPAC; (B) split, combine or reclassify any Equity Securities of SPAC; or (C) other than in connection with the SPAC Shareholder Redemption or as otherwise required by the SPAC Organizational Documents in order to consummate the Transactions, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any Equity Securities of SPAC;

(iii) (A) merge, consolidate, combine or amalgamate SPAC with any Person or (B) purchase or otherwise acquire (whether by merging or consolidating with, purchasing any Equity Security in or a substantial portion of the assets of, or by any other manner) any corporation, partnership, association or other business entity or organization or division thereof;

(iv) make, change or revoke any material Tax election, adopt, change or revoke any material accounting method with respect to Taxes, settle or compromise any material Tax claim or Tax liability, enter into any material closing agreement with respect to any Tax, file any material Tax Return in a manner materially inconsistent with past practice, or surrender any right to claim a material refund of Taxes, or change its jurisdiction of tax residency;

(v) enter into, renew or amend in any material respect, any transaction or Contract with a SPAC Related Party;

(vi) waive, release, compromise, settle or satisfy any pending or threatened material claim or Action or compromise or settle any material liability;

(vii) incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness;

(viii) offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any Equity Securities;

(ix) engage in any activities or business, other than activities or business (A) in connection with or incident or related to SPAC’s formation or continuing corporate (or similar) existence, (B) contemplated by, or incident or related to, this Agreement, any other Transaction Agreement, the performance of covenants or agreements hereunder or thereunder or the consummation of the Transactions or (C) those that are administrative or ministerial;

(x) enter into any settlement, conciliation or similar Contract that would require any payment from the Trust Account or that would impose non-monetary obligations on SPAC or any of its Affiliates (or the Company or any of its Subsidiaries after the Closing);

(xi) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, restructuring, recapitalization, dissolution or winding-up of SPAC or liquidate, dissolve, reorganize or otherwise wind-up the business or operations of SPAC or resolve to approve any of the foregoing;

(xii) change SPAC’s methods of accounting in any material respect, other than changes that are made in accordance with PCAOB standards;

(xiii) enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions; or

(xiv) enter into any agreement, or otherwise become obligated, to do any action prohibited under this Section 7.02(a).

(b) During the Interim Period, the SPAC shall comply with, and continue performing under, as applicable, the SPAC Organizational Documents, the Trust Agreement, the Transaction Agreements (to the extent in effect during the Interim Period) and all other agreements or Contracts to which the SPAC is party.

Section 7.03 Trust Account Proceeds . Upon satisfaction or waiver of the conditions set forth in Article IX and provision of notice thereof to the Trustee (which notice SPAC shall provide to the Trustee in accordance with the terms of the Trust Agreement), in accordance with and pursuant to the Trust Agreement, (a) at the Closing, SPAC shall (i) cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (ii) use its reasonable best efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to (A) pay as and when due all amounts payable to the shareholders of SPAC pursuant to the SPAC Shareholder Redemption, (B) pay the amounts due to the underwriters of the SPAC’s initial public offering for their deferred underwriting commissions as set forth in the Trust Agreement, (C) pay the amounts due to the Sponsor, directors and officers of SPAC as repayment of any unpaid SPAC liabilities solely (x) to the extent set forth on Schedule 7.03, or (y) for such other liabilities that are less than $100,000 in the aggregate, (D) pay the amounts due to third parties (e.g., professionals, printers, etc.) who have rendered services to SPAC in connection with its operations and efforts to effect the Transactions, (E) pay all income tax or other tax obligations of SPAC prior to Closing; and (F) pay all remaining amounts then available in the Trust Account to SPAC in accordance with the Trust Agreement, and (b) thereafter, the Trust Account shall terminate, except as otherwise expressly provided in the Trust Agreement.

Section 7.04 Inspection. SPAC shall afford to the Company, its Affiliates and their respective Representatives reasonable access during the Interim Period, and with reasonable advance notice, to the books, Tax Returns, records and appropriate officers and employees of SPAC, and shall use its reasonable best efforts to furnish such Representatives with all financial and operating data and other information concerning the affairs of SPAC, in each case as the Company and its Representatives may reasonably request for purposes of the Transactions, and except for any information which (x) relates to the negotiation of this Agreement or the Transactions, (y) is prohibited from being disclosed by applicable Law or (z) on the advice of legal counsel of SPAC would result in the loss of attorney client privilege or other privilege from disclosure (provided that SPAC will use reasonable best efforts to provide any information described in the foregoing clauses (y) or (z) in a manner that would not be so prohibited or would not jeopardize privilege).

Section 7.05 Section 16 Matters. Prior to the First Effective Time, SPAC shall take all reasonable steps as may be required (to the extent permitted under applicable Law) to cause any acquisition or disposition of the SPAC Class A Shares that occurs or is deemed to occur by reason of or pursuant to the Transactions by each Person who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to SPAC to be exempt under Rule 16b-3 promulgated under the Exchange Act, including by taking steps in accordance with the No-Action Letter, dated January 12, 1999, issued by the SEC regarding such matters.

Section 7.06 SPAC Public Filings.

(a) From the date hereof through the Closing, SPAC will use reasonable best efforts to keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws.

(b) As promptly as practicable after execution of this Agreement, SPAC will prepare and file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement, the form and substance of which has been approved by the Company prior to the execution of this Agreement.

Section 7.07 SPAC Securities Listing. From the date hereof through the Closing, SPAC shall use its reasonable best efforts to ensure SPAC remains listed as a public company on, and for SPAC Class A Shares to be listed on, the NYSE. Prior to the Closing Date, SPAC shall cooperate with the Company and use reasonable best efforts to take such actions as are reasonably necessary or advisable to cause the SPAC Class A Shares to be delisted from the NYSE and deregistered under the Exchange Act as soon as practicable following the Second Effective Time.

Section 7.08 SPAC Board Recommendation. The board of directors of SPAC shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, amend, qualify or modify, or (privately or publicly) propose to change, withdraw, withhold, amend, qualify or modify, the SPAC Board Recommendation for any reason. The board of directors of SPAC shall publicly reaffirm the SPAC Board Recommendation within five Business Days of receipt of a written request therefor from the Company, provided that, if SPAC otherwise complied in all material respects with all of its obligations under Section 7.06, this Section 7.08, Section 8.01, Section 8.02 and Section 8.03, the board of directors of SPAC shall not be obligated to make such reaffirmation on more than two occasions.

ARTICLE VIII

JOINT COVENANTS

Section 8.01 Efforts to Consummate.

(a) Subject to the terms and conditions herein, each of the Parties shall use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or advisable to consummate and make effective as promptly as reasonably practicable the Transactions contemplated by this Agreement (including (i) the satisfaction of the closing conditions set forth in Article IX and (ii) using reasonable best efforts to consummate the PIPE Financing on the terms and subject to the conditions set forth in the PIPE Agreements). Without limiting the generality of the foregoing, each of the Parties shall use reasonable best efforts to obtain, file with or deliver to, as applicable, any Consents of any Governmental Authorities (including any applicable Competition Authorities) or other Persons necessary to consummate the Transactions and the transactions contemplated by the Transaction Agreements. Each Party shall (i) submit notifications (including draft notifications, as applicable), filings, notices and other required submissions pursuant to the Competition Laws of the other jurisdictions set forth on Schedule 8.01(a) with respect to the transactions contemplated by this Agreement as promptly as practicable following the date of this Agreement and (ii) respond as promptly as reasonably practicable to any requests by any Governmental Authority (including any Competition Authorities) for additional information and documentary material that may be requested pursuant to any Competition Laws. SPAC shall promptly inform the Company of any communication between SPAC, on the one hand, and any Governmental Authority (including any Competition Authorities), on the other hand, and the Company shall promptly inform SPAC of any communication between the Company, on the one hand, and any Governmental Authority, on the other hand, in either case, regarding any of the Transactions or any Transaction Agreement. Without limiting the foregoing, each Party and their respective Affiliates shall not extend any waiting period, review period or comparable period under any Competition Laws or enter into any agreement with any Governmental Authority not to consummate the Transactions or by the other Transaction Agreements, except with the prior written consent of SPAC and the Company.

(b) During the Interim Period, SPAC, on the one hand, and the Company, on the other hand, shall give counsel for the Company (in the case of SPAC) or SPAC (in the case of the Company), a reasonable opportunity to review in advance, and consider in good faith the views of the other in connection with, any proposed written communication to any Governmental Authority (including any Competition Authorities) relating to the Transactions or the Transaction Agreements. Each of the Parties agrees not to participate in any substantive meeting or discussion, either in person or by telephone with any Governmental Authority in connection with the Transactions unless it consults with, in the case of SPAC, the Company, or, in the case of the Company, SPAC in advance and, to the extent not prohibited by such Competition Authority, gives, in the case of SPAC, the Company, or, in the case of the Company, SPAC, the opportunity to attend and participate in such meeting or discussion.

(c) Notwithstanding anything to the contrary in the Agreement, (i) in the event that this Section 8.01 conflicts with any other covenant or agreement in this Agreement that is intended to specifically address any subject matter, then such other covenant or agreement shall govern and control solely to the extent of such conflict and (ii) in no event shall SPAC or the Company or its Subsidiaries be obligated to bear any expense or pay any fee or grant any concession in connection with obtaining any consents, authorizations or approvals pursuant to the terms of any Contract to which the Company or its Subsidiaries is a party or otherwise in connection with the consummation of the Transactions.

(d) During the Interim Period, SPAC, on the one hand, and the Company, on the other hand, shall each notify the other in writing promptly after learning of any shareholder demands or other shareholder proceedings (including derivative claims) relating to this Agreement, any other Transaction Agreements or any matters relating thereto (collectively, the “Transaction Litigation”) commenced against, in the case of SPAC, SPAC or any of its Representatives (in their capacity as a representative of SPAC) or, in the case of the Company, any Subsidiary of the Company or any of their respective Representatives (in their capacity as a representative of the Company or any Subsidiary of the Company). SPAC and the Company shall each (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation, (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation and (iv) reasonably cooperate with each other. Notwithstanding the foregoing, (i) SPAC and the Company shall jointly control the negotiation, defense and settlement of any such Transaction Litigation and (ii) in no event shall SPAC (or any of its Representatives), on the one hand, or the Company (or any of its Representatives), on the other hand, settle or compromise any Transaction Litigation brought without the prior written consent of the other Party (not to be unreasonably withheld, conditioned or delayed).

Section 8.02 Registration Statement; Shareholder Meetings.

(a) Proxy Statement/Registration Statement.

(i) As promptly as practicable after the execution of this Agreement, (x) SPAC and the Company shall jointly prepare and the Company shall file with the SEC, mutually acceptable materials which shall include the proxy statement to be filed with the SEC as part of the Registration Statement and sent to the SPAC Shareholders relating to the SPAC Extraordinary General Meeting (such proxy statement, together with any amendments or supplements thereto, the “Proxy Statement”), and (y) the Company shall prepare (with SPAC’s reasonable cooperation) and file with the SEC the Registration Statement, in which the Proxy Statement will be included as a prospectus (the “Proxy Statement/Prospectus”), in connection with the registration under the Securities Act of Class A Ordinary Shares to be issued in exchange for the issued and outstanding SPAC Class A Shares. Subject to Schedule 8.02, each of SPAC and the Company shall use its reasonable best efforts to cause the Registration Statement, including the Proxy Statement/Prospectus, to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement, including the Proxy Statement/Prospectus, effective as long as is necessary to consummate the Transactions. The Company also agrees to use its reasonable best efforts to obtain all necessary state Securities Laws or “blue sky” permits and approvals required to carry out the Transactions, and SPAC shall furnish all information concerning itself and its equityholders as may be reasonably requested in connection with any such action. Each of SPAC and the Company agrees to furnish to the other Party and its Representatives all information concerning itself, its Subsidiaries, officers, directors, managers, shareholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Registration Statement, including the Proxy Statement/Prospectus, a Current Report on Form 6-K pursuant to the Exchange Act in connection with the Transactions, or any other statement, filing, notice or application made by or on behalf of SPAC or the Company to any regulatory authority (including the NYSE) in connection with the Mergers and the Transactions (the “Transaction Filings”). SPAC will cause the Proxy Statement to be mailed to the SPAC Shareholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act.

(ii) To the extent not prohibited by applicable Law, the Company will advise SPAC, reasonably promptly after the Company receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the Class A Ordinary Shares for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information. To the extent not prohibited by applicable Law, SPAC and its counsel, on the one hand, and the Company and its counsel, on the other hand, shall be given a reasonable opportunity to review and comment on the Registration Statement, the Proxy Statement and any Transaction Filings each time before any such document is filed with the SEC, and the other Party shall give reasonable and good faith consideration to any comments made by SPAC and its counsel or the Company and its counsel, as applicable. To the extent not prohibited by applicable Law, the Company, on the one hand, and SPAC, on the other hand, shall provide the other Party and its counsel with (i) any comments or other communications, whether written or oral, that SPAC or its counsel or the Company or its counsel, as the case may be, may receive from time to time from the SEC or its staff with respect to the Registration

Statement, the Proxy Statement or any Transaction Filings promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the response of SPAC or the Company, as applicable, to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including, to the extent reasonably practicable, by participating with SPAC or its counsel or the Company or its counsel, as the case may be, in any discussions or meetings with the SEC.

(iii) If at any time prior to the Second Effective Time any information relating to the Company, SPAC or any of their respective Subsidiaries, Affiliates, directors or officers is discovered by the Company or SPAC, which is required to be set forth in an amendment or supplement to the Registration Statement or the Proxy Statement, so that neither of such documents would include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, with respect to the Registration Statement or the Proxy Statement, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Law, disseminated to SPAC Shareholders.

(b) SPAC Extraordinary General Meeting. SPAC shall, as promptly as practicable following the date the Registration Statement is declared effective by the SEC under the Securities Act, establish a record date for, duly call and give notice of, convene and hold a meeting of SPAC Shareholders (the “SPAC Extraordinary General Meeting”), and SPAC shall convene and hold a meeting of SPAC Shareholders, in each case in accordance with SPAC’s Organizational Documents and applicable Law, for the purpose of (i) providing SPAC Shareholders with the opportunity to elect to effect SPAC Shareholder Redemption, (ii) obtaining the SPAC Shareholder Approval, (iii) adopting or approving such other proposals as may be reasonably agreed to by SPAC and the Company as necessary or appropriate in connection with the consummation of the Transactions, (iv) adopting or approving any other proposal that the SEC or NYSE (or the respective staff thereof) indicates is necessary in its comments to the Registration Statement, and (v) related and customary procedural and administrative matters. SPAC shall use its reasonable best efforts to obtain such approvals and authorizations from the SPAC Shareholders at the SPAC Extraordinary General Meeting, including by soliciting proxies as promptly as practicable in accordance with applicable Law for the purpose of seeking such approvals and authorizations from the SPAC Shareholders, and minimize SPAC Shareholder Redemption by SPAC Shareholders. SPAC shall include the SPAC Board Recommendation in the Proxy Statement. Notwithstanding anything to the contrary contained in this Agreement, SPAC shall be entitled to postpone or adjourn the SPAC Extraordinary General Meeting solely to the extent necessary (a “SPAC Meeting Change”): (i) to comply with applicable Law, (ii) to ensure that any supplement or amendment to the Proxy Statement that the board of directors of SPAC has determined in good faith is required by applicable Law is disclosed to SPAC Shareholders and for such supplement or amendment to be promptly disseminated to SPAC Shareholders with sufficient time prior to the SPAC Extraordinary General Meeting for SPAC Shareholders to consider the disclosures contained in such supplement or amendment; (iii) if, as of the time for which the SPAC Extraordinary General Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient SPAC Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the SPAC Extraordinary General Meeting; or (iv) in order to seek withdrawals from redemption requests if a number of SPAC Shares have been elected to be redeemed by the holders thereof such that SPAC reasonably expects that the condition set forth in Section 9.03(d) will not be satisfied at the Closing; provided that, without the prior written consent of the Company (such consent not to be unreasonably withheld, delayed or conditioned), SPAC may only be entitled to one SPAC Meeting Change (excluding any postponements or adjournments required by applicable Law), and the

SPAC Extraordinary General Meeting may not be adjourned or postponed to a date that is more than seven Business Days after the date for which the SPAC Extraordinary General Meeting was originally scheduled (excluding any postponements or adjournments mandated by applicable Law) and provided it is held no later than three Business Days prior to the Termination Date; provided, further, that in the event of a postponement or adjournment pursuant to clauses (ii) or (iii), the SPAC Extraordinary General Meeting shall be reconvened as promptly as practicable following such time as the matters described in such clauses have been resolved.

(c) Company Special Meeting. The Company shall, as promptly as practicable following the date the Registration Statement is declared effective by the SEC under the Securities Act, establish a record date for, duly call and give notice of a meeting of the Company Shareholders (the “Company Special Meeting”) and the Company shall convene and hold the Company Special Meeting, in each case, in accordance with the Organizational Documents of the Company and applicable Law, for the purpose of obtaining all requisite approvals and authorizations from the Company Shareholders in connection with the Transactions (including the Company Shareholder Approval) and related and customary procedural and administrative matters, which meeting shall be held as promptly as practicable following the date the Registration Statement is declared effective by the SEC under the Securities Act. The Company shall, through approval of its board of directors, recommend to the Company Shareholders the adoption and approval of the Company Transaction Proposals by the Company Shareholders (the “Company Board Recommendation”). The Company shall use its reasonable best efforts to obtain such approvals and recommendations from the Company Shareholders at the Company Special Meeting, including by soliciting approvals as promptly as practicable after the date hereof in accordance with applicable Law for the purpose of obtaining such approvals and authorizations from the Company Shareholders. The Company shall, through its board of directors, recommend to Company Shareholders that they provide the Company Shareholder Approval. The board of directors of the Company shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or (privately or publicly) propose to change, withdraw, withhold, qualify or modify, the Company Board Recommendation for any reason. The board of directors of the Company shall publicly reaffirm the Company Board Recommendation within five Business Days of receipt of a written request therefor from SPAC, provided that if the Company otherwise complied in all material respects with all of its obligations under Section 8.01, this Section 8.02 and Section 8.03, the board of directors of the Company shall not be obligated to make such reaffirmation on more than two occasions. Notwithstanding anything to the contrary contained in this Agreement, the Company shall be entitled to postpone or adjourn the Company Special Meeting (a “Company Meeting Change”): (i) to the extent required by applicable Law, (ii) if, as of the time for which the Company Special Meeting is originally scheduled, there are insufficient shares of stock entitled to vote represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Company Special Meeting; or (iii) in order to solicit additional approvals from shareholders for purposes of obtaining approval from the Company Shareholders; provided that, without the prior written consent of SPAC (such consent not to be unreasonably withheld, delayed or conditioned), the Company may only be entitled to one Company Meeting Change (excluding any postponements or adjournments required by applicable Law), and the Company Special Meeting may not be adjourned or postponed to a date that is more than seven Business Days after the date for which the Company Special Meeting was originally scheduled (excluding any postponements or adjournments required by applicable Law) and provided it is held no later than three Business Days prior to the Termination Date; provided further, that in the event of a postponement or adjournment pursuant to clauses (ii) or (iii) above, the Company Special Meeting shall be reconvened as promptly as practicable following such time as the matters described in such clauses have been resolved.

Section 8.03 Exclusivity.

(a) During the Interim Period, the Company shall not, and shall cause its Representatives and Subsidiaries not to, directly or indirectly, (i) initiate, solicit or encourage (including by way of providing confidential or non-public information) any inquiries, proposals or offers that constitute or may reasonably be expected to lead to (A) any purchase of stock or other Equity Securities of the Company (other than (x) pursuant to or in connection with a Company Benefit Plan or (y) as consideration in an acquisition by the Company or its Subsidiaries, but subject to, and without limiting anything contained in Section 6.01) or material portion of the assets of the Company and its Subsidiaries or (B) any merger, business combination or other similar transaction of the Company or its Subsidiaries (an “Alternative Transaction Proposal”), (ii) engage or participate in any discussions, negotiations or transactions with any third party regarding any Alternative Transaction Proposal or that may reasonably be expected to lead to any such Alternative Transaction Proposal, or (iii) enter into any agreement or deliver any agreement or instrument (including a confidentiality agreement, letter of intent, term sheet, indication of interest, indicative proposal or other agreement or instrument) related to any Alternative Transaction Proposal; provided that the execution, delivery and performance of this Agreement and the other Transaction Agreements and the consummation of the Transactions shall not be deemed a violation of this Section 8.03(a). The Company agrees to promptly notify SPAC if the Company or any of its Representatives or Subsidiaries receive any offer or communication in respect of an Alternative Transaction Proposal, and will promptly communicate to SPAC in reasonable detail the terms and substance thereof, and the Company shall, and shall cause its Representatives and Subsidiaries to, cease any and all existing negotiations or discussions with any person or group of persons (other than SPAC and its Representatives) regarding an Alternative Transaction Proposal. During the Interim Period, the Company will not confidentially submit to or file with the SEC any Registration Statement on Form S-1 or F-1.

(b) During the Interim Period, SPAC shall not, and shall cause its Representatives, its Subsidiaries and the Sponsor not to, directly or indirectly, (i) initiate, solicit or encourage (including by way of providing confidential or non-public information) any inquiries, proposals or offers that constitute or may reasonably be expected to lead to any business combination transaction between SPAC or any Subsidiary thereof, on the one hand, and any other Person (other than the Company), on the other hand (a “SPAC Alternative Transaction”), (ii) engage or participate in any discussions, negotiations or transactions with any third party regarding any SPAC Alternative Transaction Proposal or that may reasonably be expected to lead to any such SPAC Alternative Transaction Proposal, or (iii) enter into any agreement or deliver any agreement or instrument (including a confidentiality agreement, letter of intent, term sheet, indication of interest, indicative proposal or other agreement or instrument) related to any SPAC Alternative Transaction Proposal; provided that the execution, delivery and performance of this Agreement and the other Transaction Agreements and the consummation of the Transactions shall not be deemed a violation of this Section 8.03(b). SPAC agrees to promptly notify the Company if SPAC or any of its Representatives or Subsidiaries or the Sponsor receive any offer or communication in respect of a SPAC Alternative Transaction Proposal, and will promptly communicate to the Company in reasonable detail the terms and substance thereof, and SPAC shall, and shall cause its Representatives, its Subsidiaries and the Sponsor to, cease any and all existing negotiations or discussions with any person or group of persons (other than the Company and its Representatives) regarding a SPAC Alternative Transaction Proposal.

Section 8.04 Tax Matters.

(a) For U.S. federal income Tax purposes, the Parties intend that (x) the Mergers constitute an integrated plan described in Rev. Rul. 2001-46, 2001-2 C.B. 321, that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder to which each of the Company, SPAC, Merger Sub and Merger Sub II are to be parties under Section 368(b) of the Code and the Treasury Regulations promulgated thereunder, and (y) the Company, Merger Sub, Merger Sub II, and SPAC hereby adopt this Agreement as, a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3 (the “Intended

Tax Treatment”). The Parties hereto agree to report for all Tax purposes in a manner consistent with, and not otherwise take any U.S. federal income tax position inconsistent with, the Intended Tax Treatment unless otherwise required by a change in applicable Law (including the Code, Treasury Regulations or other IRS published guidance), or as required pursuant to a “determination” within the meaning of Section 1313 of the Code. The Parties shall not take or cause to be taken any action, or knowingly fail to take or cause to be taken any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede, the Intended Tax Treatment. Each of the Parties hereto further acknowledges and hereby agrees that it is not a condition to the Closing that the Mergers qualify as a “reorganization” within the meaning of Section 368(a).

(b) All transfer, stamp, documentary, sales, use, registration, value-added and other similar Taxes incurred in connection with this Agreement and the transactions contemplated hereby (“Transfer Taxes”) will be borne by the party responsible therefor under applicable Law.

Section 8.05 Confidentiality; Publicity.

(a) SPAC acknowledges that the information being provided to it in connection with this Agreement and the Transactions is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. The Confidentiality Agreement shall survive the execution and delivery of this Agreement and shall apply to all information furnished thereunder or hereunder and any other activities contemplated thereby.

(b) None of SPAC, the Company or any of their respective Affiliates shall make any public announcement or issue any public communication regarding this Agreement or the Transactions, or any matter related to the foregoing, without first obtaining the prior consent of the Company or SPAC, as applicable (which consent shall not be unreasonably withheld, conditioned or delayed), except if such announcement or other communication is required by applicable Law, in which case SPAC or the Company, as applicable, shall use their reasonable best efforts to coordinate such announcement or communication with the other Party, prior to announcement or issuance; provided that each Party and its Affiliates may make announcements regarding the status and terms (including price terms) of this Agreement and the Transactions to their respective Representatives and indirect current or prospective limited partners or investors or otherwise in the ordinary course of their respective businesses, in each case, so long as such recipients are obligated to keep such information confidential without the consent of any other Party; and provided that the foregoing shall not prohibit any Party from communicating with third parties to the extent necessary for the purpose of seeking any third party consent or with any Governmental Authorities under Section 8.01.

ARTICLE IX

CONDITIONS TO OBLIGATIONS

Section 9.01 Conditions to Obligations of All Parties. The obligations of the Parties to consummate, or cause to be consummated, the Mergers are subject to the satisfaction at the Closing of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all of the Parties:

(a) Competition Approvals. All Consents from Competition Authorities in the jurisdictions set forth on Schedule 8.01(a) relating to the Transactions shall have been obtained and shall remain in full force and effect.

(b) No Prohibition. There shall not be in force and effect any (i) Law or (ii) Governmental Order by any Governmental Authority of competent jurisdiction, in either case, enjoining, prohibiting, or making illegal the consummation of the Mergers.

(c) Net Tangible Assets. After giving effect to the Transactions (including the PIPE Financing), SPAC shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) immediately after the First Effective Time.

(d) SPAC Shareholder Approval. The SPAC Shareholder Approval shall have been obtained.

(e) Company Shareholder Approval. The Company Shareholder Approval shall have been obtained.

(f) NYSE Listing. The Class A Ordinary Shares to be issued pursuant to Section 3.01(b) in connection with the Closing shall be approved for listing upon the Closing on the NYSE, subject only to official notice of issuance thereof.

(g) Registration Statement. The Registration Statement shall have become effective, and no stop order with respect thereto shall be in effect.

Section 9.02 Additional Conditions to Obligations of SPAC . The obligations of the SPAC to consummate, or cause to be consummated, the Mergers are subject to the satisfaction as of the Closing of each of the following additional conditions, any one or more of which may be waived (to the extent permitted by applicable Law) in writing by SPAC:

(a) Representations and Warranties.

(i) Each of the representations and warranties of the Company contained in Section 4.01 (Corporation Organization of the Company), Section 4.02 (Subsidiaries), Section 4.03 (Due Authorization), Section 4.07 (Capitalization of Subsidiaries), and Section 4.20 (Brokers’ Fees) (collectively, the “Specified Representations”) that is (x) qualified by “materiality” or “Material Adverse Effect” or any similar limitation, shall be true and correct in all respects, and (y) that is not qualified by “materiality” or “Material Adverse Effect” or any similar limitation, shall be true and correct in all material respects, in the case of each of the foregoing clauses (x) and (y), as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).

(ii) Each of the representations and warranties of the Company contained in Article IV (other than the Specified Representations and the representations and warranties of the Company contained in Section 4.06 or Section 4.08(d)), shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect.

(iii) The representations and warranties set forth in Section 4.06 (Capitalization) shall be true and correct in all respects, other than de minimis inaccuracies, as of the Closing Date, as though then made.

(iv) The representations and warranties set forth in Section 4.08(d) shall be true and correct as of the Closing Date as though then made.

(b) Agreements and Covenants. The covenants and agreements of the Company in this Agreement to be performed as of or prior to the Closing shall have been performed in all material respects.

(c) Officer’s Certificate. The Company shall have delivered to SPAC a certificate, dated the Closing Date, to the effect that the conditions specified in Section 9.02(a) and Section 9.02(b) have been fulfilled.

Section 9.03 Additional Conditions to the Obligations of the Company, Merger Sub and Merger Sub II. The obligation of the Company, Merger Sub and Merger Sub II to consummate or cause to be consummated the Mergers and is subject to the satisfaction as of the Closing of each of the following additional conditions, any one or more of which may be waived (to the extent permitted by applicable Law) in writing by the Company:

(a) Representations and Warranties.

(i) Each of the representations and warranties of the SPAC contained in Article V (other than the representations and warranties of the SPAC contained in Section 5.01 (Organization), Section 5.02 (Authorization), Section 5.06 (Trust Account), Section 5.07 (Brokers Fees), Section 5.08 (SEC Reports; Financial Statements; Sarbanes Oxley Act; Undisclosed Liabilities), Section 5.10 (Business Activities), Section 5.13 (NYSE Listing), Section 5.15 (Related Party Transactions), Section 5.16 (Sponsor Support Agreement), or Section 5.19 (Residency) (collectively, the “Specified SPAC Representations”) and Section 5.12 (Capitalization)) shall be true and correct (without giving any effect to any limitation as to “materiality”, SPAC Impairment Effect or any similar limitation set forth therein) in all respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a SPAC Impairment Effect.

(ii) Each of the Specified SPAC Representations that is (x) qualified by “materiality”, “Material Adverse Effect”, “SPAC Impairment Effect” or any similar limitation, shall be true and correct in all respects, and (y) not qualified by “materiality”, “Material Adverse Effect”, “SPAC Impairment Effect” or any similar limitation, shall be true and correct in all material respects, in the case of each of the foregoing clauses (x) and (y), as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).

(iii) The representations and warranties of the SPAC contained in Section 5.12 (Capitalization) shall be true and correct in all respects, other than de minimis inaccuracies, as of the Closing Date, as though then made.

(b) Agreements and Covenants. The covenants and agreements of the SPAC in this Agreement to be performed as of or prior to the Closing shall have been performed in all material respects.

(c) Officer’s Certificate. SPAC shall have delivered to the Company a certificate signed by an officer of SPAC, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.03(a) and Section 9.03(b) have been fulfilled.

(d) Aggregate Transaction Proceeds. The Aggregate Transaction Proceeds shall equal or exceed $1,300,000,000.

(e) Resignations. The directors and officers of SPAC shall have resigned or otherwise been removed, effective as of or prior to the Closing, and copies of such resignation letters (which are in form and substance reasonably satisfactory to the Company) shall have been delivered to the Company.

ARTICLE X

TERMINATION/EFFECTIVENESS

Section 10.01 Termination. This Agreement may be validly terminated and the Transactions may be abandoned at any time prior to the Closing only as follows (it being understood and agreed that this Agreement may not be terminated for any other reason or on any other basis):

(a) by mutual written agreement of SPAC and the Company;

(b) by either SPAC or the Company, if there shall be in effect any (i) Law or (ii) Governmental Order (other than, for the avoidance of doubt, a temporary restraining order), that (x) in the case of each of clauses (i) and (ii), permanently restrains, enjoins, makes illegal or otherwise prohibits the consummation of the Mergers, and (y) in the case of clause (ii) such Governmental Order shall have become final and non-appealable;

(c) by either SPAC or the Company, if the Second Effective Time has not occurred by 11:59 p.m., New York City time, on October 31, 2021 (the “Termination Date”); provided that the right to terminate this Agreement pursuant to this Section 10.01(c) will not be available to any Party whose breach of any provision of this Agreement caused or resulted in the failure of the Transactions to be consummated by such time;

(d) by SPAC, if the Company, Merger Sub or Merger Sub II has breached or failed to perform any of its representations, warranties, or covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would result in the failure of a condition set forth in Section 9.02(a) and Section 9.02(b) to be satisfied at the Closing and (B) is not capable of being cured by the Termination Date or, if capable of being cured by the Termination Date, is not cured by the Company, Merger Sub or Merger Sub II before the earlier of (x) the fifth Business Day immediately prior to the Termination Date and (y) the 45th day following receipt of written notice from SPAC of such breach or failure to perform: provided that SPAC shall not have the right to terminate this Agreement pursuant to this Section 10.01(d) if it is then in material breach of any of its representations, warranties, covenants or other agreements contained in this Agreement;

(e) by the Company, if SPAC has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would result in the failure of a condition set forth in Section 9.03(a) and Section 9.03(b) to be satisfied at the Closing and (B) is not capable of being cured by the Termination Date or, if capable of being cured by the Termination Date, is not cured by SPAC before the earlier of (x) the fifth Business Day immediately prior to the Termination Date and (y) the 45th day following receipt of written notice from the Company of such breach or failure to perform; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 10.01(e) if it is then in material breach of any of its representations, warranties, covenants or other agreements contained in this Agreement;

(f) by either SPAC or the Company, if SPAC failed to obtain the SPAC Shareholder Approval upon vote taken thereon at a duly convened SPAC Extraordinary General Meeting (or at a meeting of its shareholders following any adjournment or postponement thereof); provided that the right to terminate this Agreement under this Section 10.01(f) shall not be available to SPAC if SPAC has breached Section 7.06, Section 7.08, Section 8.02 or Section 8.03(b);

(g) by either SPAC or the Company, if, at the Company Special Meeting (including any adjournments thereof), the Company Transaction Proposals are not duly adopted by the Company Shareholders by the requisite vote under applicable Law and the Organizational Documents of the Company; provided that the right to terminate this Agreement under this Section 10.01(g) shall not be available to the Company if, at the time of such termination, the Company has breached Section 8.02 or Section 8.03(a); or

(h) by the Company, if the condition set forth in Section 9.03(d) becomes incapable of being satisfied at the Closing without any amendments, modifications or supplements to, or waivers under, this Agreement or any of the PIPE Agreements (but subject to the Sponsor’s rights under the Sponsor Support Agreement).

Section 10.02 Effect of Termination. Except as otherwise set forth in this Section 10.02 or Section 11.13, in the event of the termination of this Agreement pursuant to Section 10.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any Party or its Affiliates, or its Affiliates’ Representatives, other than liability of any Party for any Fraud or any intentional and willful breach of this Agreement by such Party occurring prior to such termination. The provisions of Section 6.03 (No Claim Against the Trust Account), Section 8.04 (Confidentiality; Publicity), this Section 10.02 (Effect of Termination) and Article XI (the “Surviving Provisions”) and any other Section or Article of this Agreement referenced in the Surviving Provisions to the extent required to survive in order to give effect to the Surviving Provisions, and the Confidentiality Agreement, shall in each case survive any termination of this Agreement.

ARTICLE XI

MISCELLANEOUS

Section 11.01 Waiver. At any time and from time to time prior to the Second Effective Time, SPAC and the Company may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other Party, as applicable; (b) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered pursuant hereto; and (c) subject to the requirements of applicable Law, waive compliance by the other Party with any of the agreements or conditions contained herein applicable to such Party. Any agreement on the part of a Party to any such extension or waiver will be valid only if set forth in an instrument in writing signed by such Party. Any delay in exercising any right pursuant to this Agreement will not constitute a waiver of such right.

Section 11.02 Notices. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

(a)	If to SPAC, prior to the Closing, to:

Thoma Bravo Advantage

150 North Riverside Plaza

Chicago, Illinois 60606

Attn: ##### #######, ##### #######,

E-mail: ######@######.###; ######@######.###

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

300 N. LaSalle

Chicago, Illinois 60654

Attn: ##### #######; ##### #######; ##### #######

E-mail: ######@######.###; ######@######.###; ######@######.###

and

Goldfarb Seligman & Co.

Ampa Tower

98 Yigal Alon Street

Tel Aviv 6789141, Israel

Attention: ##### #######

E-mail: ######@######.###

If to the Company, Merger Sub or Merger Sub II, or SPAC following the Closing, to:

ironSource Ltd.

Azrieli Sarona Tower, 121 Menachem Begin St.

Tel Aviv, Israel

Attn: ##### #######

##### #######

E-mail: ######@######.###; ######@######.###

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

885 Third Avenue

New York, New York 10022

Attention: ##### #######; ##### #######; ##### #######

Email: ######@######.###; ######@######.###; ######@######.###

Latham & Watkins LLP

99 Bishopsgate

London EC2M 3XF

United Kingdom

Attention: ##### #######

E-mail: ######@######.###

Meitar | Law Offices

16 Abba Hillel Road

Ramat Gan 5250608, Israel

Attn: ##### ####### and ##### #######

E-mail: ######@######.###and ######@######.###

or to such other address or addresses as the Parties may from time to time designate in writing. Without limiting the foregoing, any Party may give any notice, request, instruction, demand, document or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, ordinary mail or electronic mail), but no such notice, request, instruction, demand, document or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended.

Section 11.03 Assignment. No Party shall assign this Agreement or any part hereof without the prior written consent of the other Parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Any attempted assignment in violation of the terms of this Section 11.03 shall be null and void, ab initio.

Section 11.04 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement; provided that notwithstanding the foregoing (a) in the event the Closing occurs, D&O Indemnitees are intended third-party beneficiaries of, and may enforce, Section 7.01, (b) the Non-Recourse Parties are intended third—party beneficiaries of, and may enforce, Section 11.14 and Section 11.15 and (c) Prior Counsel is an intended third-party beneficiary of, and may enforce, Section 11.17.

Section 11.05 Expenses. Except as otherwise expressly provided herein, each Party shall bear its own expenses incurred in connection with this Agreement and the Transactions, whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisors and accountants; provided that (i) any fees relating to any filings under Competition Laws shall be borne by SPAC and the Company in equal parts and (ii) if the Closing occurs, Surviving Company shall bear and pay at or promptly after the Closing all SPAC Transaction Expenses.

Section 11.06 Governing Law. This Agreement, and all Actions or causes of action based upon, arising out of, or related to this Agreement or the Transactions, shall be governed by, and construed in accordance with, the internal substantive Laws of the State of Delaware applicable to contracts entered into and to be performed solely within such state, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 11.07 Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 11.08 Schedules and Exhibits. The Schedules and Exhibits referenced herein are a part of this Agreement as if fully set forth herein. All references herein to Schedules and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a Party in the Schedules with reference to any section or schedule of this Agreement shall be deemed to be a disclosure with respect to all other sections or schedules to which such disclosure may apply solely to the extent the relevance of such disclosure is reasonably apparent on the face of the disclosure in such Schedule. Certain information set forth in the Schedules is included solely for informational purposes. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

Section 11.09 Entire Agreement. This Agreement (together with the Schedules and Exhibits to this Agreement), the other Transaction Agreements and that certain letter agreement, dated as of February 7, 2021, by and between the Company and SPAC (as amended, modified or supplemented from time to time, the “Confidentiality Agreement”), constitute the entire agreement among the Parties relating to the transactions contemplated hereby and thereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Subsidiaries relating to the Transactions.

Section 11.10 Amendments. This Agreement may be amended or modified in whole or in part, only by an agreement in writing executed by each of the Parties in the same manner as this Agreement and which makes reference to this Agreement. The approval of this Agreement by the shareholders of any of the Parties shall not restrict the ability of the board of directors (or other body performing similar functions) of any of the Parties to terminate this Agreement in accordance with Section 10.01 or to cause such Party to enter into an amendment to this Agreement pursuant to this Section 11.10.

Section 11.11 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law.

Section 11.12 Jurisdiction; WAIVER OF TRIAL BY JURY. Any Action based upon, arising out of or related to this Agreement or the Transactions shall be brought in the Delaware Court of Chancery, and if the Delaware Court of Chancery does not have or take jurisdiction over such Action, any other federal or state courts located in the State of Delaware, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the Transactions in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 11.12. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS.

Section 11.13 Enforcement. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (i) the Parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 10.01, this being in addition to any other remedy to which they are entitled under this Agreement or any Transaction Agreement, and (ii) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the Parties would have entered into this Agreement. Each Party agrees that it will not allege, and each Party hereby waives the defense, that the other Parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 11.13 shall not be required to provide any bond or other security in connection with any such injunction.

Section 11.14 Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against, the entities that are expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party. Except to the extent a Party (and then only to the extent of the specific obligations undertaken by such Party in this Agreement), (a) no past, present or future director, officer, employee, sponsor, incorporator, member, partner, shareholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any Party and (b) no past, present or future director, officer, employee, sponsor, incorporator, member, partner, shareholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, SPAC, Merger Sub or Merger Sub II under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the Transactions (each of the Persons identified in clauses (a) or (b), a “Non-Recourse Party”, and collectively, the “Non-Recourse Parties”).

Section 11.15 Non-Survival . Notwithstanding anything herein or otherwise to the contrary, none of the representations, warranties, covenants, obligations or other agreements of the Parties contained in this Agreement or in any certificate delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing, and, from and after the Closing, no Action shall be brought and no recourse shall be had against or from any Person in respect of such non-surviving representations, warranties, covenants or agreements, other than in the case of Fraud against the Party committing such Fraud. All such representations, warranties, covenants, obligations and other agreements shall terminate and expire upon the occurrence of the Second Effective Time (and there shall be no liability after the Closing in respect thereof). Notwithstanding the foregoing, (a) those covenants and agreements contained herein that by their terms expressly in whole or in part require performance after the Closing shall survive the Second Effective Time but only with respect to that portion of such covenant or agreement that is expressly to be performed following the Closing and (b) this Article XI shall survive the Closing. For the avoidance of doubt, the terms of the Sponsor Support Agreement, the Company Shareholder Support Agreements, the Amended SRA and the Joinder shall not be affected by this Section 11.15.

Section 11.16 Acknowledgements. Each of the Parties acknowledges and agrees (on its own behalf and on behalf of its respective Affiliates and its and their respective Representatives) that: (i) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the other Parties (and, in the case of the Company, its Subsidiaries) and has been afforded satisfactory access to the books and records, facilities and personnel of the other Parties (and their respective Subsidiaries) for purposes of conducting such investigation; (ii) the representations and warranties in Article IV constitute the sole and exclusive representations and warranties in respect of the Company and its Subsidiaries; (iii) the representations and warranties in Article V constitute the sole and exclusive representations and warranties in respect of SPAC; (iv) except for the representations and warranties in Article IV by the Company and the representations and warranties in

Article V by the SPAC, none of the Parties or any other Person (including any of the Non-Recourse Parties) makes, or has made, any other express or implied representation or warranty with respect to any Party (or any Party’s Subsidiaries), including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the such Party or its Subsidiaries or the transactions contemplated by this Agreement and all other representations and warranties of any kind or nature expressed or implied (including (x) regarding the completeness or accuracy of, or any omission to state or to disclose, any information, including in the estimates, projections or forecasts or any other information, document or material provided to or made available to any Party or their respective Affiliates or Representatives in certain “data rooms,” management presentations or in any other form in expectation of the Transactions, including meetings, calls or correspondence with management of any Party (or any Party’s Subsidiaries), and (y) any relating to the future or historical business, condition (financial or otherwise), results of operations, prospects, assets or liabilities of any Party (or its Subsidiaries), or the quality, quantity or condition of any Party’s or its Subsidiaries’ assets) are specifically disclaimed by all Parties and their respective Subsidiaries and all other Persons (including the Representatives and Affiliates of any Party or its Subsidiaries); and (v) neither Party nor any of its Affiliates is relying on any representations and warranties in connection with the Transactions except the representations and warranties in Article IV by the Company and the representations and warranties in Article V by the SPAC. The foregoing does not limit any rights of any Party (or any other Person party to any other Transaction Agreements) pursuant to any other Transaction Agreement against any other Party (or any other Person party to any other Transaction Agreements) pursuant to such Transaction Agreement to which it is a party or an express third party beneficiary thereof. Nothing in this Section 11.16 shall relieve any Party of liability in the case of Fraud committed by such Party.

Section 11.17 Waiver of Conflicts Regarding Representations; Non-Assertion of Attorney-Client Privilege (Company).

(a) Conflicts of Interest. The SPAC acknowledges that each of Latham & Watkins LLP and Meitar Law Offices (each of them, the “Prior Counsel”) has, on or prior to the Closing Date, represented the Company, its Subsidiaries, the Company Shareholders and their respective Affiliates, and their respective officers, employees and directors (each such Person, in such pre-Closing capacity, a “Designated Person”) in one or more matters relating to this Agreement or any other Transaction Agreements or transactions contemplated hereby or thereby (including any matter that may be related to a litigation, claim or dispute arising under or related to this Agreement or such other Transaction Agreements or in connection with such transactions) (each, an “Existing Representation”), and that, in the event of any post-Closing matters (x) relating to this Agreement or any other agreements or transactions contemplated hereby (including any matter that may be related to a litigation, claim or dispute arising under or related to this Agreement or such other Transaction Agreements or in connection with such transactions), and (y) in which the Company or its Subsidiaries (including SPAC) or SPAC Shareholders (for the purposes of this Section 11.17, in such post-Closing capacity, the “Post-Closing Group”), on the one hand, and one or more Designated Persons, on the other hand, are or may be adverse to each other (each, a “Post-Closing Matters”), the Designated Persons reasonably anticipate that the Prior Counsel will represent them in connection with such matters. Accordingly, each member of the Post-Closing Group hereby (i) waives and shall not assert, and agrees after the Closing to not assert, any conflict of interest arising out of or relating to the representation by the Prior Counsel of one or more Designated Persons in connection with one or more Post-Closing Matters (the “Post-Closing Representations”), and (ii) agrees that, in the event that a Post-Closing Matter arises, the Prior Counsel may represent one or more Designated Persons in such Post-Closing Matter even though the interests of such Person(s) may be directly adverse to any member of the Post-Closing Group.

(b) Attorney-Client Privilege. Each member of the Post-Closing Group waives and shall not assert, and agrees after the Closing to waive and to not assert, any attorney-client privilege, attorney work-product protection or expectation of client confidence with respect to any communication between the Prior Counsel, on the one hand, and any Designated Person (collectively, the “Pre-Closing Designated Persons”), or any advice given to any Pre-Closing Designated Person by the Prior Counsel, occurring during one or more Existing Representations (collectively, “Pre-Closing Privileges”) in connection with any Post-Closing Representation, including in connection with a dispute between any Designated Person and any member of the Post-Closing Group, it being the intention of the Parties that all rights to such Pre-Closing Privileges, and all rights to waiver or otherwise control such Pre-Closing Privilege, shall be retained by the Designated Persons. Furthermore, each member of the Post-Closing Group acknowledges and agrees that any advice given to or communication with any of the Designated Persons shall not be subject to any joint privilege and shall be owned solely by such Designated Persons.

(c) Privileged Materials. All such Pre-Closing Privileges, and all books and records and other documents of the Company and its Subsidiaries containing any advice or communication that is subject to any Pre-Closing Privilege (“Privileged Materials”), shall be retained by the Designated Persons. No member of the Post-Closing Group shall have a right of access to such Privileged Materials.

(d) Miscellaneous. SPAC hereby acknowledges that it has had the opportunity (including on behalf of its Affiliates) to discuss and obtain adequate information concerning the significance and material risks of, and reasonable available alternatives to, the waivers, permissions and other provisions of this Agreement, including the opportunity to consult with counsel other than Prior Counsel. This Section 11.17 shall be irrevocable, and no term of this Section 11.17 may be amended, waived or modified, without the prior written consent of the Prior Counsels.

Section 11.18 Waiver of Conflicts Regarding Representations; Non Assertion of Attorney Client Privilege (SPAC).

(a) Conflicts of Interest. The Company acknowledges that each of Kirkland & Ellis LLP and Goldfarb Seligman & Co., Law Offices (each of them, the “Sponsor Prior Counsel”) has, on or prior to the Closing Date, represented SPAC, the Sponsor, and their respective Affiliates, and their respective officers, employees and directors (each such Person, in such pre-Closing capacity, a “Sponsor Designated Person”) in one or more matters relating to this Agreement or any other Transaction Agreements or transactions contemplated hereby or thereby (including any matter that may be related to a litigation, claim or dispute arising under or related to this Agreement or such other Transaction Agreements or in connection with such transactions) (each, a “Sponsor Existing Representation”), and that, in the event of any post-Closing matters (x) relating to this Agreement or any other agreements or transactions contemplated hereby (including any matter that may be related to a litigation, claim or dispute arising under or related to this Agreement or such other Transaction Agreements or in connection with such transactions), and (y) in which the Post-Closing Group, on the one hand, and one or more Sponsor Designated Persons, on the other hand, are or may be adverse to each other (each, a “Sponsor Post-Closing Matter”), the Sponsor Designated Persons reasonably anticipate that the Sponsor Prior Counsel will represent them in connection with such matters. Accordingly, each member of the Post-Closing Group hereby (i) waives and shall not assert, and agrees after the Closing to not assert, any conflict of interest arising out of or relating to the representation by the Sponsor Prior Counsel of one or more Sponsor Designated Persons in connection with one or more Sponsor Post-Closing Matters (the “Sponsor Post-Closing Representations”), and (ii) agrees that, in the event that a Sponsor Post-Closing Matter arises, the Sponsor Prior Counsel may represent one or more Sponsor Designated Persons in such Sponsor Post-Closing Matter even though the interests of such Person(s) may be directly adverse to any member of the Post-Closing Group.

(b) Attorney-Client Privilege. Each member of the Post-Closing Group waives and shall not assert, and agrees after the Closing to waive and to not assert, any attorney-client privilege, attorney work-product protection or expectation of client confidence with respect to any communication between the Sponsor Prior Counsel, on the one hand, and any Sponsor Designated Person (collectively, the “Sponsor Pre-Closing Designated Persons”), or any advice given to any Sponsor Pre-Closing Designated Person by the Sponsor Prior Counsel, occurring during one or more Sponsor Existing Representations (collectively, “Sponsor Pre-Closing Privileges”) in connection with any Sponsor Post-Closing Representation, including in connection with a dispute between any Sponsor Designated Person and any member of the Post-Closing Group, it being the intention of the Parties that all rights to such Sponsor Pre-Closing Privileges, and all rights to waiver or otherwise control such Sponsor Pre-Closing Privilege, shall be retained by the Sponsor Designated Persons. Furthermore, each member of the Post-Closing Group acknowledges and agrees that any advice given to or communication with any of the Sponsor Designated Persons shall not be subject to any joint privilege and shall be owned solely by such Sponsor Designated Persons.

(c) Privileged Materials. All such Sponsor Pre-Closing Privileges, and all books and records and other documents of SPAC and the Sponsor containing any advice or communication that is subject to any Sponsor Pre-Closing Privilege (“Sponsor Privileged Materials”), shall be retained by the Sponsor Designated Persons. No member of the Post-Closing Group shall have a right of access to such Sponsor Privileged Materials.

(d) Miscellaneous. The Company hereby acknowledges that it has had the opportunity (including on behalf of its Affiliates) to discuss and obtain adequate information concerning the significance and material risks of, and reasonable available alternatives to, the waivers, permissions and other provisions of this Agreement, including the opportunity to consult with counsel other than Sponsor Prior Counsel. This Section 11.18 shall be irrevocable, and no term of this Section 11.18 may be amended, waived or modified, without the prior written consent of the Sponsor Prior Counsels.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have hereunto caused this Agreement and Plan of Mergers to be duly executed as of the date hereof.

ironSource Ltd.

By:	/s/ Tomer Bar Zeev
Name: Tomer Bar Zeev
Title: CEO

Showtime Cayman

By:	/s/ Assaf Ben Ami
Name: Assaf Ben Ami
Title: CFO

Showtime Cayman II

By:	/s/ Assaf Ben Ami
Name: Assaf Ben Ami
Title: CFO

IN WITNESS WHEREOF, the parties hereto have hereunto caused this Agreement and Plan of Mergers to be duly executed as of the date hereof.

Thoma Bravo Advantage

By:	/s/ Robert Sayle
Name: Robert Sayle
Title: Chief Executive Officer